UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
ADVANCED DRAINAGE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Letter to Stockholders
June 4, 2025
Dear Stockholder:
I cordially invite you to attend via webcast the 2025 Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company,” “we” or “our”), which will be held on Thursday, July 17, 2025 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/WMS2025. You will not be able to attend the Annual Meeting in person.
Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, which you are urged to read carefully. If you participate in the Annual Meeting via the live webcast at www.virtualshareholdermeeting.com/WMS2025, you may revoke your proxy and vote during the Annual Meeting, even if you have previously submitted a proxy.
We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain stockholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record at the close of business on May 23, 2025. At the same time, we provided those stockholders with access to our online proxy materials and filed our proxy materials with the SEC. We believe furnishing proxy materials to our stockholders on the Internet will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.
Stockholders of record at the close of business on May 23, 2025 are entitled to vote at the 2025 Annual Meeting. Regardless of the number of shares you own, your vote is important. I urge you to vote as soon as possible by telephone, the Internet or by signing, dating and returning the enclosed proxy card by mail, even if you plan to attend the meeting via webcast.
Your continuing interest in our Company is greatly appreciated.

Very truly yours,

D. Scott Barbour
President and Chief Executive Officer
- i -

ADVANCED DRAINAGE SYSTEMS, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on July 17, 2025
The Annual Meeting of Stockholders of Advanced Drainage Systems, Inc. (the “Company”) will be held on Thursday, July 17, 2025 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a virtual meeting of stockholders.
The purposes of the meeting are:
1.To elect, as described in the proxy statement, eleven (11) directors nominated for a term to expire at the 2026 Annual Meeting;
2.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2026;
3.To hold a non-binding advisory vote on the compensation for the Company’s named executive officers, as disclosed in the proxy statement; and
4.To consider and act upon such other matters as may properly be brought before the meeting, or any adjournment or postponement thereof.
These matters are more fully described in the proxy statement. The Board recommends that you vote “FOR” all of the nominated directors, “FOR” the ratification of the Company’s independent registered public accounting firm, and “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. The Board knows of no other matters at this time that may be properly brought before the meeting.
Stockholders of record at the close of business on May 23, 2025 are entitled to notice of, and to vote at the Annual Meeting and any subsequent adjournments or postponements. A list of these stockholders will be available for inspection for 10 days preceding the Annual Meeting at our corporate headquarters, 4640 Trueman Boulevard, Hilliard, Ohio 43026. We will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 4, 2025 to stockholders of record at the close of business on May 23, 2025. The Notice contains instructions on how to access our proxy statement, our fiscal year 2025 Annual Report to Stockholders and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials.
It is important that your common shares be represented at the Annual Meeting whether or not you are personally able to attend via webcast. Our proxy tabulator, Broadridge Financial Solutions, Inc., must receive your proxy card no later than 11:59 p.m., Eastern Time on July 16, 2025.
Please read carefully the sections in the proxy statement on attending via webcast and voting at the Annual Meeting to ensure that you comply with these requirements.
Important Notice Regarding the Availability of Proxy Materials for Stockholder Meeting to be held on July 17, 2025: The proxy statement and our annual report on Form 10-K for fiscal year 2025 are available at www.proxyvote.com.

By Order of the Board of Directors

Scott A. Cottrill
Corporate Secretary
Hilliard, Ohio
June 4, 2025
- ii -

TABLE OF CONTENTS

Page
Letter to Stockholders	i
Notice of Annual Meeting of Stockholders	ii
Proxy Statement	1
Questions and Answers About This Proxy Statement and the Annual Meeting	1
FISCAL YEAR HIGHLIGHTS	3
Business Performance/Fiscal Year Achievements	3
ESG Strategic Initiatives	4
CORPORATE GOVERNANCE	5
Proposal One: Election of Directors	5
Board Oversight Responsibilities	13
Board Independence	13
Board and Director Evaluation Process	14
Review of Director Nominees	14
Board Meetings and Attendance	14
Committees of the Board	14
Board Leadership	17
Director Compensation	17
Director Stock Ownership Policy	19
Directors' Service on Other Public Boards	19
Engagement with Stockholders and Governance Improvements	19
Corporate Governance Guidelines	19
Majority Voting Standard for Directors	20
Codes of Business Conduct and Ethics	20
How You May Communicate with Directors	20
COMPENSATION DISCUSSION AND ANALYSIS	20
Certain Information Regarding Our Executive Officers	20
Executive Compensation Highlights – Fiscal Year 2025	22
Named Executive Officers	23
Executive Compensation Program Overview	23
Benefits and Executive Perquisites	32
Other Executive Compensation Policies and Practices	34
Accounting and Tax Considerations	35
Compensation and Management Development Committee Report	35
Compensation Outcomes for 2025	36
Pay-Versus-Performance	40
Employment Agreements	42
Equity-Based Incentive Plans	46
AUDIT COMMITTEE MATTERS	48
Proposal Two: Ratification of the Appointment of Deloitte & Touche LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2026	48
Other Independent Registered Public Accounting Firm Information	49
Report of the Audit Committee	50
STOCK OWNERSHIP INFORMATION	51
Security Ownership of Certain Beneficial Owners and Management	51
Equity Compensation Plan Information	52
Certain Relationships and Related-Party Transactions	52
Delinquent Sections 16(A) Reports	53
Proposal Three: Advisory Vote on Executive Compensation	53
STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING	54
Miscellaneous	54
Annex A	57
- iii -

PROXY STATEMENT
Advanced Drainage Systems, Inc. (which we refer to as “we,” “us,” “our,” “ADS” or the “Company”) is furnishing this proxy statement in connection with the solicitation by our Board of Directors (our “Board”) of proxies to vote at the Annual Meeting of Stockholders, to be held via webcast on July 17, 2025 (the “Annual Meeting” or the “2025 Annual Meeting”), or at any adjournment or postponement thereof. A copy of this proxy statement, the proxy card and our Annual Report for the fiscal year ended March 31, 2025 can be found at the web address www.proxyvote.com. We will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about June 4, 2025 to stockholders of record at the close of business on May 23, 2025. The Notice contains instructions on how to access our proxy statement, our fiscal year 2025 Annual Report to Stockholders and the form of proxy on the Internet, as well as instructions on how to request a paper copy of the proxy materials. We first sent these proxy materials to our stockholders on or about June 4, 2025.
References in this proxy statement to the Company’s “2025 Annual Meeting” and “2026 Annual Meeting” shall mean the annual meeting of stockholders to occur following each of the fiscal years ended March 31, 2025 and 2026, respectively.
A reconciliation of EBITDA and Adjusted EBITDA to Net Income and an explanation of Adjusted EBITDA has been provided in Annex A included in this proxy statement.
QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Who is soliciting my proxy with this Proxy Statement?
The Company is soliciting your proxy in connection with the Company’s 2025 Annual Meeting.
Where and when will the meeting be held?
This year’s meeting will be held on July 17, 2025 and will begin at 10:00 a.m. (Eastern Time). The 2025 Annual Meeting will be held only by means of a live webcast.
What if I wish to attend the meeting?
We will be hosting the Annual Meeting live via the Internet. You will not be able to attend the Annual Meeting in person. Any stockholder can listen to and participate in the Annual Meeting live via the Internet at www.virtualshareholdermeeting.com/WMS2025. The webcast will start at 10:00 a.m. (Eastern Time), on July 17, 2025. Stockholders may vote and submit questions while connected to the Annual Meeting on the Internet.
Instructions on how to connect and participate in the Annual Meeting, including how to demonstrate proof of ownership of our common shares, are posted at www.virtualshareholdermeeting.com/WMS2025. If you do not have your 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials), you will only be able to listen to the Annual Meeting.
What will be voted on at the meeting?
At the Annual Meeting, stockholders will be asked to (i) approve the election of eleven directors (Messrs. Barbour, Coleman, Eversole, Fischer, Haney, Kissam, Perez de la Mesa and Seetharam, and Mses. Chaibi, Fratto and Gast) nominated for terms to expire at the 2026 Annual Meeting, (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2026, (iii) approve in a non-binding advisory capacity, the Company’s named executive officer compensation and (iv) transact such other business as may properly come before the 2025 Annual Meeting or any adjournment or postponement thereof.
Who is entitled to vote at the meeting?
The record date for this meeting is May 23, 2025. On that date, the Company had 77,640,716 shares of common stock (“Common Stock”) outstanding. Holders of our Common Stock are entitled to one vote for each share held as of the May 23, 2025 record date. Stockholders may not cumulate votes in the election of directors.

If I am a stockholder of record of Common Stock, how do I vote?
If your shares of Common Stock are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, you are considered the stockholder of record with respect to those shares and you may cast your vote by any one of the following ways:
•By Telephone: Call 1-800-690-6903: You can use any touch-tone telephone. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.
•Over the Internet: Go to www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.
•By Mail: If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
If I am a beneficial owner of shares of Common Stock held in street name, how do I vote?
If your shares of Common Stock are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the 2025 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of these proxy materials by mail, you will receive a voting instruction form.
If I am a participant in the Advanced Drainage Systems, Inc. Retirement and Stock Ownership Plan, how do I vote?
If you are a participant in the Advanced Drainage Systems, Inc. Retirement and Stock Ownership Plan and its related trust (the “KSOP”), you have the right to instruct the administrative trustee of the KSOP (the “KSOP Trustee”), to vote the shares of KSOP Common Stock allocated to your KSOP account and held by the KSOP Trustee as indicated on the proxy card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If no instructions are given or if your voting instructions are not received on or before 11:59 P.M. ET on July 14, 2025, the cut-off date for purposes of providing voting instructions for the KSOP Common Stock, the KSOP Trustee will vote the uninstructed shares of the KSOP Common Stock in proportion to the instructions received from other KSOP participants, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended.
What if I want to change my vote?
If you want to change your vote, you may revoke your proxy by:
•Submitting your vote at a later time via the Internet or telephone prior to the 2025 Annual Meeting;
•Submitting a properly signed proxy card with a later date that is received at or prior to the 2025 Annual Meeting; or
•Providing notice in writing before the meeting to: Secretary, Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, Ohio 43026 USA.
What if I submit a proxy without giving specific voting instructions?
If you properly submit a proxy without giving specific voting instructions, the individuals named as proxies on the proxy card will vote your shares:
•FOR the election of the eleven nominees for director named on page 7.
•FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending March 31, 2026.

•FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers.
•In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the Annual Meeting.
Will my shares be voted if I do not provide my proxy?
If you are a registered stockholder and do not submit a proxy, you must attend the meeting via webcast in order to vote your shares.
If you hold shares in “street name,” your shares may be voted on certain matters even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the New York Stock Exchange (“NYSE”) to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is considered a routine matter for which banks and brokers may vote without specific instructions from their customers. You must provide voting instructions to your bank or broker for your shares to be voted on all other matters presented at the 2025 Annual Meeting.
If you are a participant in the KSOP and do not instruct the KSOP Trustee to vote the shares allocated to your KSOP account, or if your voting instructions are not received by the deadline shown on the enclosed voting instruction form, the KSOP Trustee will vote the uninstructed shares of the KSOP Common Stock in proportion to the instructions received from other KSOP participants, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended.
What should I do if I have questions?
If you have any questions or require any assistance with respect to instructing the trustee of the KSOP with respect to any shares of Common Stock held in the KSOP and allocated to your KSOP account, please contact Scott A. Cottrill, the Company’s Corporate Secretary, at (614) 658-0050.
FISCAL YEAR HIGHLIGHTS
BUSINESS PERFORMANCE & FISCAL YEAR ACHIEVEMENTS
In fiscal year 2025, net sales increased 1% to $2.9 billion. Importantly, organic sales in our most profitable businesses, Infiltrator and Allied Products, increased 4.6% and 2.5%, respectively, and the onsite septic and Allied products now represent a collective 44% of revenue. Adjusted EBITDA (non-GAAP) decreased 4% to $889 million in fiscal year 2025 as unfavorable price and material cost offset volume growth and improvements in manufacturing efficiency. The resiliency demonstrated by this year's 30.6% Adjusted EBITDA margin is due in part to our strategy to grow the more profitable products, such as Allied Products and Infiltrator, to be a higher mix of the overall sales.
The secular tailwind from changing climate patterns driving an increase in storm events gives us confidence in our continued investments in the long-term business. In fiscal year 2025, we opened ADS’ new Engineering and Technology Center, the largest and most advanced stormwater research facility in the world. This facility will allow us to invest in material science, product development and manufacturing engineering, accelerating commercialization of new products and driving the industry forward through innovation. This facility was integral in the commercialization of the EcoStream, a stormwater treatment product launched this fiscal year. In addition, we launched nine other new products, five more products for stormwater management and four products within onsite septic wastewater management.
The breadth and depth of our solutions package is one part of the value proposition that makes ADS and Infiltrator market leaders. In fiscal 2025, we continued to advance our product offering through the acquisition of Orenco Systems, Inc., a leading manufacturer of advanced decentralized wastewater treatment products. Advanced wastewater treatment systems are specialized technologies designed to provide a higher level of water purification than traditional passive systems. Organically, advanced treatment products were growing double-digits within the Infiltrator business, and through this acquisition we now have a leadership position in this market.
Our extensive product portfolio, proven go-to-market strategy and ability to invest in the future of the business make ADS and Infiltrator leaders in the large and highly-attractive stormwater and onsite septic wastewater markets, where significant opportunity for growth remains. We remain committed to driving above market performance as we advance the stormwater and onsite septic wastewater industries. Our focus on highly engineered solutions positions us as a pivotal player in successfully managing water – the world’s most precious resource.
ESG STRATEGIC INITIATIVES
We are committed to integrating quality environmental, social and governance practices into our business, which we believe will increase the long-term sustainability and resiliency of our business model. In our daily operations, we are dedicated to promoting environmental stewardship through our products and solutions, creating a safe work environment for our employees and making a positive impact in the communities we serve. We also adhere to strong corporate governance principles by adopting best practices to strengthen our accountability and relationship of trust with our stakeholders.
We believe that a sound governance structure can serve as a solid foundation for a successful sustainability program. We have developed several key strategic initiatives in order to institutionalize our governance structure and enhance the oversight of our sustainability practices.
Our Sustainability Committee continues to oversee our programs, policies and practices pertaining to sustainability and environmental issues.

We continued to make progress in fiscal year 2025 building our ESG program through the following initiatives:
•In conjunction with a third party, conducted a climate scenario analysis to generate insights that inform decision-making to improve business resilience. Through this analysis we developed a Climate Adaptation and Resilience Plan (CARP) to prepare for and respond to potential business impacts from changes in climate.
•Received approval of our targets to reduce Scope 1, 2 and 3 greenhouse gas emissions through the Science Based Targets Initiative (SBTi), a global partnership that encourages the private sector to take meaningful action to limit global emissions. These targets are part of our fiscal year 2032 sustainability goals, the details of which can be accessed on our website. These goals are not included as part of, or incorporated by reference into, this proxy statement.
•Continued execution of our robust culture and engagement strategy to further develop a diverse workforce, create an inclusive workplace, engage with external partners and support our communities.
•Extending our impact through strategic partnerships with organizations such as:
◦The Nature Conservancy to aid in water conservation efforts in California, Florida, North Carolina and Texas;
◦The Recycling Partnership to help advance equitable access to recycling;
◦The Ohio State University Sustainability Institute to support water management research, enhance student learning, and make their campus more sustainable; and
◦The University of Minnesota Duluth’s Advanced Materials Center to support education and further research on the repurposing of plastic waste.
•Continued participation in Operation Clean Sweep®, an international program to reduce plastic resin loss into the environment.
•Continued collecting and regularly tracking data related to our environmental impacts.

CORPORATE GOVERNANCE
ADS is committed to strong corporate governance that is aligned with stockholder interests. Our Board spends significant time with ADS senior management to understand the dynamics, issues, and opportunities associated with the business. Our Board also routinely monitors leading practices in governance and adopts measures that it determines are in the best interest of ADS stockholders.
Board Governance Highlights
•All directors elected annually by majority vote
•Ten of the eleven director nominees are independent
•Independent Chair of the Board appointed by the independent directors
•Fully independent Board Committees – Audit Committee, Compensation & Management Development Committee, Nominating and Governance Committee, Sustainability Committee, Executive Committee
•Executive sessions led by the independent Chair at each regularly scheduled Board meeting
•Directors have the ability to engage outside experts and consultants
•Annual evaluation of the Board and each Committee to facilitate an assessment of the overall performance and effectiveness in fulfilling duties and responsibilities
•Review of President and CEO performance and approval of compensation by independent directors
•Full Board oversight of the development and execution of the Company’s strategy
•Strong risk oversight by the independent committees and directors to identify, measure, monitor, and manage risks, in particular major financial risks
•Directors have significant interaction with senior business leaders, including private committee sessions.
Board Assessment and Refreshment Process
PROPOSAL ONE: ELECTION OF DIRECTORS
Director Election Process

Our business and affairs are managed under the direction of our Board. We currently have eleven directors, all of whom are being nominated for re-election at the 2025 Annual Meeting. Our directors hold office until their successors have been elected and qualified or until the earlier of their resignation or removal.

Our Board is fully declassified, and all our directors are up for election annually. The terms of all our directors are set to expire upon the election and qualification of successor directors at the 2025 Annual Meeting. At the 2025 Annual Meeting, all our director nominees will stand for election to serve one-year terms.
Our Board considers many methods for identifying and evaluating nominees for director, establishes plans for any anticipated vacancies, and regularly reviews the appropriate size of the Board. When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy their oversight responsibilities effectively in light of our business and structure, our Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth below. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. We also value the experience that our directors bring from their service on other boards.
Director Nominees
The Board of Directors
The Board of Directors recommends a vote FOR the election of each of the following nominees for director. All nominees are currently serving as directors. Additional information about each director nominee’s background and experience can be found beginning on page 8.

Name	Principal Occupation	Age	Director Since	Committee Memberships
D. Scott Barbour	President & CEO, Advanced Drainage Systems	63	2017
Anesa T. Chaibi Independent	CEO, Global Industrial Company	59	2020	• Compensation (Chair) • Sustainability • Executive
Michael B. Coleman Independent	Partner, Ice Miller Former Mayor of Columbus, Ohio	70	2018	• Sustainability (Chair) • Compensation • Executive
Robert M. Eversole Independent Chair of the Board	Managing Partner, Stonehenge Partners, Inc.	63	2008	• Compensation • Governance • Executive
Alexander R. Fischer Independent	Founder, Alex R. Fischer & Co. Former CEO, Columbus Partnership	58	2014	• Governance (Chair) • Audit • Executive
Tanya D. Fratto Independent	Retired CEO, Diamond Innovations, Inc.	64	2013	• Audit • Governance
Kelly S. Gast Independent	Retired SVP and CFO, Bayer Crop Science	58	2022	• Audit • Sustainability
M.A. (Mark) Haney Independent	Retired EVP of Olefins and Polyolefins, Chevron Phillips Chemical Company LP	70	2014	• Audit • Compensation
Luther C. Kissam IV Independent	Senior Advisor, Bernhard Capital Partners Management, LP Retired CEO, Albemarle Corporation	60	2024	• Audit • Sustainability
Manuel Perez de la Mesa Independent	Retired President and CEO, Pool Corporation	68	2019	• Audit (Chair) • Compensation • Executive
Anil Seetharam Independent	Managing Director, Berkshire Partners	46	2021	• Governance • Sustainability

As a leading manufacturer of innovative water management solutions in the stormwater and onsite septic wastewater industries, ADS benefits from a Board with a diverse and expansive set of knowledge, experiences, and backgrounds. Our director nominees offer a robust mix of relevant capability and skills to provide strong oversight and governance.

THE 11 DIRECTOR NOMINEES COMPRISE A WELL-BALANCED BOARD
Experience and expertise aligned with our operating model and strategies
Executive and CEO Leadership Experience
Strategy and M&A
Finance and Accounting
Operations and Logistics
Industry-Relevant Experience
Engineering and Innovation
Enterprise Risk Management
Sustainability and Corporate Responsibility
2025 Nominees for Election to the Board of Directors

The directors to be elected at the 2025 Annual Meeting will each serve a term that expires at the 2026 Annual Meeting. The Board has nominated Messrs. Barbour, Coleman, Eversole, Fischer, Haney, Kissam, Perez de la Mesa and Seetharam, and Mses. Chaibi, Fratto and Gast for re-election at the 2025 Annual Meeting. All of the nominees have indicated a willingness to stand for re-election and to serve if re-elected.
The information below states the name of each nominee for director, his or her age, a listing of present and previous employment positions, the year in which he or she first became a director of the Company, the committees on which each serves, other board directorships held and key qualifications, experiences, attributes or skills that led to the conclusion by the Board that he or she should serve as a director.

D. Scott Barbour Director, President and CEO Director Since: 2017 Age: 63

Professional and Board Experience
Mr. Barbour is our Chief Executive Officer and President and has served in such capacity since 2017. Prior to joining the Company, from 1989 to 2016, he held a variety of roles of within several business units for Emerson Electric Co., including as President and CEO of its Network Power business. He began his career at Colt Industries, where he worked as a product engineer. Mr. Barbour has served on the board of Allison Transmissions Holdings, Inc. (NYSE: ALSN) since 2022. Mr. Barbour has a B.S. in Mechanical Engineering from Southern Methodist University and a Master of Business Administration from the Owen Graduate School of Management, Vanderbilt University.
Skills and Qualifications
Mr. Barbour’s extensive executive leadership experience in industrials, marketing, sales and engineering industries and experience in strategy and innovation make him qualified to serve as a member of our Board.

Anesa T. Chaibi Independent Director Director Since: 2020 Age: 59	Committees: Compensation & Management Development (Chair) Sustainability
Professional and Board Experience
Ms. Chaibi currently holds the position of Chief Executive Officer of Global Industrial Company, a value-added industrial distributor. Ms. Chaibi previously held the position of Operating Partner and Chief Transformation Officer with Coalesce Capital, a private equity firm focused on human capital and technology enabled business services growth investments, from 2023 until February 2025. Ms. Chaibi was formerly the President and Chief Executive Officer of CoolSys, Inc., a market-leading refrigeration and HVAC service provider from 2021 through February 2023. From 2019 to 2021, Ms. Chaibi served as an industry advisor in the Industrial and Business Services Group with Warburg Pincus. Prior to that role, Ms. Chaibi was the Chief Executive Officer and a director of Optimas OE Solutions, LLC from 2016 to 2019. From 2005 to 2015, Ms. Chaibi served as President and Chief Executive Officer of HD Supply Facilities Maintenance, a division of HD Supply Holdings, Inc. Prior to this role, Ms. Chaibi held a variety of roles of within several business units at General Electric from 1989 to 2005. Ms. Chaibi serves on the board of Global Industrial Company (NYSE: GIC). She also currently serves as a Board Leadership Fellow of the National Association of Corporate Directors. Ms. Chaibi has previously served on the board of RegalRexnord Corporation (NYSE: RRX) between 2014 and 2025 and of Warburg Pincus Capital Corporation I-A (NYSE: WPCA-UN) between 2021 and 2023. Ms. Chaibi has a B.S. in Chemical Engineering from West Virginia University and an M.B.A. from the Fuqua School of Business at Duke University.
Skills and Qualifications
Ms. Chaibi's executive leadership experience, engineering background, and experience in manufacturing industries and corporate governance knowledge make her qualified to serve as a member of our Board.

Michael B. Coleman Independent Director Director Since: 2018 Age: 70	Committees: Compensation & Management Development Sustainability (Chair)
Professional and Board Experience
Mr. Coleman is a partner at Ice Miller, specializing in government regulatory law and economic real estate development and has served in such capacity since 2016. From 2000 to 2015, Mr. Coleman served as Mayor of Columbus, Ohio, the first African-American mayor and the longest-serving mayor in Columbus history. From 1997 to 1999, Mr. Coleman served as City Council President for Columbus, Ohio and was a member of City Council from 1992 to 1999. Prior to his term as Mayor, Mr. Coleman was a partner with the law firm of Schottenstein Zox & Dunn LLP from 1990 to 1998. Mr. Coleman has a B.S. in Political Science from the University of Cincinnati and a J.D. from the University of Dayton School of Law.
Skills and Qualifications
Mr. Coleman’s significant legal background, his knowledge of economic development and real estate development and familiarity with state and local contracting matters and his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.

Robert M. Eversole Board Chair Independent Director Since: 2008 Age: 63	Committees: Compensation & Management Development Nominating & Corporate Governance
Professional and Board Experience
Mr. Eversole is a Managing Partner of Stonehenge Partners, Inc., a private equity firm, and has served in such capacity since 2007. Prior to joining Stonehenge Partners, Mr. Eversole held a variety of roles of within several business units at Fifth Third Bank between 1984 to 2007, most recently as President and Chief Executive Officer of Fifth Third Bank, Central Ohio. He also served as Regional President for Fifth Third Bancorp affiliate banks in Western Ohio, Central Florida and Ohio Valley and was a member of the Fifth Third Bancorp Operating Committee. Mr. Eversole currently serves on the boards of Davlyn Group and True North Asphalt. Mr. Eversole previously served on the boards of Fifth Third Bank, Central Ohio, Fifth Third Bank, South Florida, United Retirement Plan Consultants, Inc. and Red Capital Group. Mr. Eversole has a B.S. in Accounting and Finance from The Ohio State University and has completed a number of executive education programs.
Skills and Qualifications
Mr. Eversole’s extensive background in private equity and commercial banking, his expertise on financial matters and his extensive leadership and investment experience across a broad range of industries, including manufacturing and construction-related, make him qualified to serve as a member of our Board.

Alexander R. Fischer Independent Director Director Since: 2014 Age: 58	Committees: Audit Nominating & Corporate Governance (Chair)
Professional and Board Experience
Mr. Fischer is the founder of Alex R. Fischer and Company, which offers strategic advisory services on corporate strategy, real estate development and economic development, operating in such capacity since 2021. He is also Partner with The New Albany Company which is the master developer for over 20,000 acres of mixed use development. From 2009 to 2021, he was the President and CEO of the Columbus Partnership. From 2002 to 2009, Mr. Fischer worked at Battelle Memorial Institute in multiple roles, including as Senior Vice President for Business and Commercialization, and worked as Commissioner of Economic Development, Deputy Governor and the Chief of Staff for the State of Tennessee from 1997 to 2002. Mr. Fischer currently serves on the boards of CoreCivic (NYSE: CXW), Nationwide Children’s Hospital, White Oak Partners, Andelyn Biosciences and the Columbus Downtown Development Corporation. He previously served on the board of trustees for The Ohio State University. Mr. Fischer has a B.S. in Economics and Public Administration from the University of Tennessee and a Master’s of Science in Urban Planning and Economic Development from the University of Tennessee.
Skills and Qualifications
Mr. Fischer’s executive leadership experience, his knowledge of real estate, economic development, commercialization and the knowledge he has gained from his extensive involvement in the public policy sectors make him qualified to serve as a member of our Board.

Tanya D. Fratto Independent Director Director Since: 2013 Age: 64	Committees: Audit Nominating & Corporate Governance
Professional and Board Experience
Ms. Fratto was formerly the Chief Executive Officer of Diamond Innovations, Inc., a world-leading manufacturer of industrial diamonds and cubic boron nitride used in oil and gas, infrastructure, automotive, aerospace, and electronics industries, from 2000 to 2011. Prior to joining Diamond Innovations, from 1983 to 2000, Ms. Fratto held a variety of roles of within several business units for General Electric, including division CEO, product management, operations, and supply chain management. Ms. Fratto currently serves on the board of Ashtead Group Plc and previously served on the boards of Smiths Group Global Plc and Mondi Group Plc. Ms. Fratto holds a B.S. in Electrical Engineering from the University of South Alabama.
Skills and Qualifications
Ms. Fratto’s extensive executive leadership experience, engineering background, and her operations and logistics experience in various manufacturing industries make her qualified to serve as a member of our Board.

Kelly S. Gast Independent Director Director Since: 2022 Age: 58	Committees: Audit Sustainability
Professional and Board Experience
Ms. Gast retired as of December 31, 2023 from her role as Senior Vice President and Chief Financial Officer for Bayer Crop Science, a division of Bayer AG, a multinational pharmaceutical and life sciences company, and one of the leading agricultural companies in the world. In this role, she was a member of the Crop Science Executive Leadership Team and served in such capacity since 2021. From 2018 to 2021, she served as Chief Financial Officer for Bayer US. Prior to joining Bayer Crop Science, from 2011 to 2018, Ms. Gast served as the Vice President of Commercial Finance for Monsanto Company. Prior to 2018, Ms. Gast held a variety of roles in increasing responsibility within several business units at Monsanto Company, beginning in 1995. Ms. Gast has a B.A. in Economics from the University of Illinois at Champaign-Urbana and received a certified public accountant certificate.
Skills and Qualifications
Ms. Gast’s executive leadership experience and her expertise on financial accounting matters make her qualified to serve as a member of our Board.

M.A. (Mark) Haney Independent Director Director Since: 2014 Age: 70	Committees: Audit Compensation & Management Development
Professional and Board Experience
Mr. Haney was formerly the Executive Vice President of Olefins and Polyolefins of Chevron Phillips Chemical Company LP, a chemical producer, until 2012. Prior to that role, he held a variety of roles within several business units for Chevron Phillips Chemical Company since 1977, including as Senior Vice President, Specialties, Aromatics and Styrenics from 2008 to 2010. Mr. Haney also served as Vice President of Polyethylene and Polypropylene and President of Performance Pipe. Prior to joining Chevron Phillips Chemical Company, Mr. Haney held numerous management positions with Phillips Petroleum Company, including as Business and Operating Manager of refining, chemical operations and pipelines. Mr. Haney formerly served as a director of Phillips 66 Partners. Mr. Haney has a B.S. in Organic Chemistry from West Texas University.
Skills and Qualifications
Mr. Haney’s extensive executive leadership experience and his understanding of the petrochemicals industry and the raw materials used in our products make him qualified to serve as a member of our Board.

Luther C. Kissam IV Independent Director Director Since: 2024 Age: 60	Committees: Audit Sustainability
Professional and Board Experience
Mr. Kissam joined Bernhard Capital Partners Management, LP, as Partner in January 2021 and became a Senior Advisor in September 2023. He previously served as Chairman, President and CEO of Albemarle Corporation, a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts, until his retirement in June 2020. Mr. Kissam served as President and Chief Executive Officer of Albemarle from September of 2011 to June 2020. He was elected to the company’s board of directors in 2011 and served as Chairman of the board from 2016 to June 2020, remaining a board member until May 2021. Mr. Kissam joined Albemarle in 2003 as Vice President, General Counsel and Corporate Secretary and served as Senior Vice President, Manufacturing and Law, and Corporate Secretary from January 2008 until his promotion to President in March 2010. Prior to joining Albemarle, Mr. Kissam served as President, General Counsel and Secretary of Merisant company, a manufacturer of artificial sweeteners. Mr. Kissam is a current director of OGE Energy Corp, where he serves on the nominating and governance committee and compensation committee, and DuPont de Nemours, Inc. where he serves on the audit and nomination and governance committees. He also serves as vice chairman and on the Executive Committee of The Citadel Foundation.
Skills and Qualifications
Mr. Kissam’s prior experience as a CEO of a global company, as well as his extensive knowledge in the areas of leadership, global business, corporate finance, safety, risk oversight, mergers and acquisitions, management and corporate governance make him qualified to serve as a member of our Board.

Manuel Perez de la Mesa Independent Director Director Since: 2019 Age: 68	Committees: Audit (Chair) Compensation & Management Development
Professional and Board Experience
Mr. Perez de la Mesa was formerly the President and Chief Executive Officer of Pool Corporation, a global wholesale distributor of swimming pool equipment, parts and supplies, and related outdoor living products, from 2001 to 2018. From 1999 to 2001, he served as Pool Corporation’s President and Chief Operating Officer. Prior to joining Pool Corporation, he gained extensive general, financial and operations management experience with Watsco, Inc., Fresh Del Monte Produce B.V., International Business Machines Corp., and Sea-Land Service Inc./R.J. Reynolds, Inc. Mr. Perez de la Mesa has served on the board of Pool Corporation (NASDAQ: POOL) since 2001 and as its Vice Chairman since 2019. He also currently serves on the boards of BCPE Empire Topco, Inc. (Imperial Dade), BCPE Ulysses Investor L.P. (USLBM), Gameday Topco LP (Varsity Brands), Bution Holdings 1 LLC (Medco) and Hamilton HoldCo, LLC (Reece USA). Mr. Perez de la Mesa has a B.A. in Business Administration from Florida International University, a Master of Business Administration from St. John's University (NY), was licensed as a Certified Public Accountant, and also was a Certified Management Accountant.
Skills and Qualifications
Mr. Perez de la Mesa’s executive leadership experience and practical experience in industrial manufacturing, operations and distribution make him qualified to serve as a member of our Board.

Anil Seetharam Independent Director Director Since: 2021 Age: 46	Committees: Nominating & Corporate Governance Sustainability
Professional and Board Experience
Mr. Seetharam is a Managing Director of Berkshire Partners and is a senior member of the investment team of Stockbridge, the public equity business unit of the firm. Mr. Seetharam joined Stockbridge in 2007 following previous roles at Reservoir Capital (2005-2007), Berkshire Partners Private Equity (2003-2005), and McKinsey & Co. (2001-2003). Mr. Seetharam currently serves on the Technology Advisory Board at the School of Engineering and Applied Sciences at the University of Pennsylvania. Mr. Seetharam previously served on the board of Mattress Firm Holding (MFRM). Mr. Seetharam holds a B.S. in Economics from the Wharton School and a B.S. in Engineering from the School of Engineering and Applied Sciences at the University of Pennsylvania.
Skills and Qualifications
Mr. Seetharam’s deep knowledge of public and private markets based on his years of leadership and investing experience in public and private equity make him qualified to serve as a member of our Board.
Recommendation of the Board
The Board unanimously recommends that you vote “FOR” the election of each of Messrs. Barbour, Coleman, Eversole, Fischer, Haney, Kissam, Perez de la Mesa and Seetharam and Mses. Chaibi, Fratto and Gast.

Although it is anticipated that each nominee will be available to serve as a director, should any nominee be unable to serve, the proxies will be voted by the proxy holders in their discretion for another person properly designated. Each nominee recommended by the Board to stockholders was recommended to the Board by the nominating and corporate governance committee.
Vote Required
The election of directors is by majority vote of the votes cast in such election. Brokers non-votes and abstentions are not counted toward the election of directors or toward the election of individual nominees specified on the proxy and therefore, broker non-votes and abstentions shall have no effect on this proposal.
If you return a proxy card without giving specific voting instructions, then your shares will be voted “FOR” the election of Messrs. Barbour, Coleman, Eversole, Fischer, Haney, Kissam, Perez de la Mesa and Seetharam and Mses. Chaibi, Fratto and Gast.
If you hold your shares in “street name” and do not provide specific voting instructions to the bank or broker or do not obtain a proxy from such bank or broker to vote those shares, then your shares will not be voted in the election of Directors.
BOARD OVERSIGHT RESPONSIBILITIES
The entire Board is engaged in risk management oversight. At the present time, our Board has not established a separate committee to facilitate its risk oversight responsibilities. Our Board expects to continue to monitor and assess whether such a committee would be appropriate. The audit committee assists our Board in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. Our Board receives regular reports from management, as well as from the audit committee, regarding relevant risks and the actions taken by management to address those risks.
BOARD INDEPENDENCE
Our common stock has been listed on the NYSE under the symbol “WMS” since July 25, 2014. Under the rules of the NYSE, independent directors must comprise a majority of our Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, our Board, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
In fiscal year 2025, our Board undertook a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board has determined that none of our directors except for Mr. Barbour has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors, other than Mr. Barbour, is “independent” as that term is defined under the rules of the NYSE.
Except as otherwise described below, our Board has determined that those directors who serve on our audit committee, compensation and management development committee and nominating and corporate governance committee satisfy the independence standards for those committees established by the rules of the NYSE and (in the case of the audit committee) the applicable SEC rules. In making this determination, our Board considered the relationships that each non- employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

BOARD AND DIRECTOR EVALUATION PROCESS
We believe that a robust Board evaluation process is critical to maintaining an effective and dynamic Board. Our nominating and corporate governance committee authorizes our Board Chair to conduct an annual evaluation of the overall performance and effectiveness of the Board and each of its members in fulfilling its duties and responsibilities, as well as to report those findings to the Board each year. In addition, each committee conducts an annual performance evaluation.
REVIEW OF DIRECTOR NOMINEES
Our nominating and corporate governance committee maintains a rigorous director nomination process, which allows us to identify potential nominees based on a set of criteria developed in accordance with our strategic needs at the time of recruitment. In identifying and evaluating director candidates, the nominating and corporate governance committee first considers the Company’s developing needs and desired characteristics of a new director, as determined from time to time by the nominating and corporate governance committee.
In the recruitment process, the nominating and corporate governance committee, with the assistance of independent advisers as needed, assesses the strategic needs of the Board in terms of backgrounds and qualifications, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs. This process is supplemental to the annual Board evaluation process and helps our Board make recruitment and succession planning decisions that sustain and improve its capacity, diversity, and independence.
BOARD MEETINGS AND ATTENDANCE
During fiscal year 2025, the Board met six times. Each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with the Company’s Corporate Governance Guidelines, the Directors are encouraged to attend the annual meetings of stockholders. Approximately 90% of our directors who were directors at the time of the 2024 Annual Meeting attended that meeting.
COMMITTEES OF THE BOARD
Our Board has established an audit committee, a compensation and management development committee, a nominating and corporate governance committee, an executive committee, and a sustainability committee, each of which has the composition and responsibilities described below. Our Board has adopted written charters for the audit committee, the compensation and management development committee, nominating and corporate governance committee and sustainability committee that comply with current federal law and applicable NYSE rules relating to corporate governance matters, which charters are available on our website (www.adspipe.com). Our Board may also establish from time to time any other committees that it deems necessary or desirable.

Audit Committee
Our audit committee is comprised of Messrs. Fischer, Haney, Kissam and Perez de la Mesa and Mses. Fratto and Gast with Mr. Perez de la Mesa serving as the chairperson of the audit committee. Our audit committee met eight times in fiscal year 2025. All of the members of the audit committee are financially literate and have accounting or related financial management expertise within the meaning of the rules of the NYSE. Our Board has determined that Mr. Perez de la Mesa and Ms. Gast each qualify as an “audit committee financial expert,” as that term is defined under the Securities and Exchange Commission (“SEC”) rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.
Our audit committee is responsible for, among other things:
•reviewing and approving the selection of our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•reviewing the adequacy and effectiveness of our internal control policies and procedures;
•discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and
•preparing the audit committee report that the SEC requires in our annual proxy statement.
Compensation and Management Development Committee
Our compensation and management development committee is comprised of Messrs. Coleman, Eversole, Haney and Perez de la Mesa and Ms. Chaibi and met seven times in fiscal year 2025. Ms. Chaibi is the chairperson of our compensation and management development committee. Our compensation and management development committee is responsible for, among other things:
•overseeing our compensation policies, plans, and benefit programs;
•reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;
•reviewing the succession planning for our executive officers;
•preparing the compensation committee report that the SEC requires to be included in our annual proxy statement; and
•administrating our equity compensation plans.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is comprised of Messrs. Eversole, Fischer and Seetharam and Ms. Fratto and met four times in fiscal year 2025. Mr. Fischer is the chairperson of our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:
•assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;
•reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;
•overseeing the evaluation of our Board; and
•recommending members for each Board committee to our Board.
In identifying and evaluating director candidates, the nominating and corporate governance committee first considers the Company’s developing needs and desired characteristics of a new director, as determined from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee then considers various candidate attributes, including the following: business, strategic, and financial skills; independence, integrity, and time availability; diversity of gender, race, and other personal characteristics; and overall experience in the context of the Board’s needs.

The nominating and corporate governance committee will also consider director candidates recommended by Company security holders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates a candidate for nomination to the Board based on whether or not the candidate was recommended by a Company security holder.
Security holders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board at an annual meeting of stockholders must do so by delivering not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting a written recommendation to the nominating and corporate governance committee c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer and must meet the deadlines and other requirements set forth in the Company’s Bylaws and the rules and regulations of the SEC. Based on the current date of the 2025 Annual Meeting, a proposal for the 2026 Annual Meeting must be delivered no earlier than March 19, 2026 or later than April 18, 2026 to be timely. Each written recommendation must set forth, among other information as described more fully in the Company’s Bylaws:
•the name and address of the Company security holder(s) on whose behalf the recommendation is being made;
•the class or series and number of shares of Company stock that are, directly or indirectly, owned of record or beneficially owned by such security holder(s) on whose behalf the recommendation is being made as of the date of the written recommendation;
•the proposed director candidate’s full legal name, age, business address and residential address;
•a description of the proposed director candidate’s principal occupation or employment and business experience for at least the previous five years;
•complete biographical information for the proposed director candidate;
•a description of the proposed candidate’s qualifications as a director;
•the class and number of shares of Company stock that are beneficially owned by the proposed director candidate as of the date of the written recommendation; and
•any other information relating to the proposed director candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.
Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
If a proposed director candidate is recommended by a security holder in accordance with the procedural requirements discussed above, the Chief Executive Officer will provide the foregoing information to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate the proposed director’s candidacy and recommend whether the Board should nominate the proposed director candidate for election by the Company’s stockholders.
In addition to complying with the procedures described above, stockholders who intend to solicit proxies in support of a director candidate other than the Company’s nominees for consideration by the stockholders at the 2026 Annual Meeting must also comply with the SEC’s “universal proxy card” rules under Rule 14a-19 of the Exchange Act (“Rule 14a-19”). Rule 14a-19 requires proponents to provide a notice to the Corporate Secretary of the Company, no later than May 18, 2026, setting forth all of the information and disclosures required by Rule 14a-19. If the 2026 Annual Meeting is set for a date that is not within 30 calendar days of the anniversary of the date of the 2025 Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or by the close of business on the tenth calendar day following the day on which a public announcement of the date of the 2026 Annual Meeting is first made.

Sustainability Committee
Our sustainability committee is comprised of Messrs. Coleman, Kissam and Seetharam and Mses. Chaibi and Gast and met four times in fiscal year 2025. Mr. Coleman is the chairperson of our sustainability committee. Our sustainability committee is responsible for, among other things:
•Reviewing and overseeing our programs, policies, and practices pertaining to sustainability, safety and environmental issues;
•Maintaining oversight with all applicable laws and regulations as well as voluntary reporting of our sustainability and environmental policies and programs;
•Monitoring sustainability and environmental trends and risks impacting our business activities; and
•Reviewing our annual Corporate Sustainability Report and performance against relevant external sustainability indices.
Executive Committee
Our executive committee is comprised of the Chair of the Board and the Chairperson of each of the audit, compensation and management development, nominating and corporate governance and sustainability committees. The executive committee meets between meetings of our Board, as needed, and has the power to exercise all the powers and authority of our Board with respect to matters delegated to the executive committee by our Board, except for the limitations under Section 141(c) of the Delaware General Corporation Law and/or applicable limitations under our organizational documents.
BOARD LEADERSHIP
Our Board does not have a formal policy on whether the roles of Chair of our Board and Chief Executive Officer of the Company should be separate or combined and has the flexibility to decide which structure is in the best interests of our stockholders. We believe at this time that our stockholders are best served by separate Chair and CEO roles. D. Scott Barbour serves as the Chief Executive Officer and Robert M. Eversole currently serves as the Chair of the Board.
A number of factors support the separate leadership structure chosen by the Board. Separate Chair and CEO roles promote balance between the Board’s independent authority to oversee the Company’s business and the CEO’s management team, which manages the business on a day-to-day basis. Separation of the Chair and CEO roles allows Mr. Barbour to focus his time and energy on operating and managing the Company and leverages the experience and perspectives of Mr. Eversole, who currently presides over executive sessions of the Board. Separating the Chair and CEO roles fosters accountability, creates an environment that is more conducive to objective evaluation of management’s performance and enhances the effectiveness of the Board as a whole. Separating these positions allows the Chair to focus on the general policy of the Company and lead the Board in its fundamental role of providing oversight and advice while also allowing Mr. Barbour to streamline his duties as CEO and attain a comprehensive focus on the Company’s day-to-day business operations. For these reasons, having two separate positions is the appropriate leadership structure for the Company at this time.
Our Board recognizes that depending on future circumstances, other leadership models may become more suitable in addressing the interests of our stockholders. Accordingly, our Board will periodically review its leadership structure.
DIRECTOR COMPENSATION
In fiscal year 2025, with the assistance of Willis Towers Watson (“WTW”), the Compensation Committee's executive compensation consultant, the structure of Board compensation was reviewed. Below is a summary of the Board compensation program and changes to the design for fiscal year 2025.
Cash Retainer
Each non-employee director receives a $100,000 annual cash retainer for their service on the Board and committees. None of our directors receive meeting fees. This amount was not changed in fiscal year 2025.
The chair of each committee of our Board receives an additional cash retainer. The chairs of the compensation and management development committee, sustainability committee, and the nominating and corporate governance committee receive an annual cash retainer of $20,000. The annual cash retainer for the chair of our audit committee for serving in that capacity is $30,000. There were no changes in the committee chair cash compensation in fiscal year 2025.
The annual cash retainer for our Chair of the Board for serving in that capacity was increased from $90,000 to $95,000 in fiscal year 2025.
Stock Awards and Stock in Lieu of Cash Retainer
Each non-employee director receives shares of restricted stock that will vest on the one-year anniversary of the grant date, subject to cancellation and forfeiture of unvested shares upon termination of service with our Board (the “Director Stock Awards”). In fiscal year 2025, the value of the equity award was increased from $125,000 to $135,000. Such shares would be issued pursuant to the 2017 Omnibus Incentive Plan.
Our Chair of the Board receives an amount equal to $50,000 at the date of the grant, increased in fiscal 2025 from $40,000 in fiscal 2024, that will vest on the one-year anniversary of the grant date.
Each non-employee director is also provided the option to receive their annual cash retainer of $100,000 in the form of shares of restricted stock under the 2017 Omnibus Incentive Plan in an amount equal to $100,000 (“Stock in Lieu of Cash Awards”), subject to the same vesting parameters as the Director Stock Awards. For fiscal year 2025, Messrs. Eversole, Seetharam and Ms. Gast elected to receive Stock in Lieu of Cash Awards.
Director Stock Awards and Stock in Lieu of Cash Awards are to be made on the date of the annual meeting of the Company’s stockholders, are valued as of the grant date and are subject to forfeiture in the event that the Director ceases to serve as a Director during the one-year vesting period.
Expense Reimbursement
Non-employee directors will also continue to receive reimbursement of all reasonable travel and other expenses for attending meetings of our Board or other Company-related functions.
Fiscal Year 2025 Director Compensation
The following table summarizes the total compensation earned by each of our directors for fiscal year 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(7)	All Other Compensation ($)	Total ($)

D. Scott Barbour	—	—	—	—
Robert M. Eversole (1)	95,000	300,366	—	395,366
Tanya D. Fratto (2)	100,000	142,323	—	242,323
Alexander R. Fischer (3)	120,000	142,323	—	262,323
M.A. (Mark) Haney (2)	100,000	142,323	—	242,323
Anesa T. Chaibi (9)	113,333	142,323	—	255,656
Carl A. Nelson, Jr. (4)	40,000	—	—	40,000
Michael B. Coleman (5)	120,000	142,323	—	262,323
Anil Seetharam (10)	—	247,629	—	247,629
Ross M. Jones (8)	33,333	—	—	33,333
Luther C. Kissam IV (2)	66,667	142,323	—	208,990
Manuel J. Perez de la Mesa (6)	130,000	142,323	—	272,323
Kelly S. Gast (10)	—	247,629	—	247,629

(1)    Represents quarterly payment of annual retainer for serving as Chair of our Board and our lead independent director, and reflects election to receive annual retainer for membership on our Board in stock in lieu of cash.
(2)    Represents quarterly payments of annual retainer for membership on our Board.
(3)    Represents quarterly payment of annual retainer for membership on our Board and for serving as chairperson of the nominating and corporate governance committee.
(4)    Represents prorated payments of annual retainer for membership on our Board and for serving as chairperson of the compensation and management development committee through the end of his term as a director in July 2024.

(5)    Represents quarterly payments of annual retainer for membership on our Board and for serving as chairperson of the sustainability     committee.
(6)    Represents quarterly payments of annual retainer for membership on our Board and for serving as chairperson of the audit committee.
(7)    Each of Messrs. Eversole and Seetharam, and Ms. Gast elected to receive shares of restricted stock in lieu of their $100,000 annual retainer paid in cash for membership on our board of directors. See above under “— Stock Awards and Stock in Lieu of Cash Retainer.” The number of shares of common stock granted in lieu of cash compensation will be based on the aggregate grant date fair value of our common stock computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. These awards will be made on the date of the annual meeting of the Company's stockholders. The awards will be valued as of the grant date and will vest on the one-year anniversary of the grant date.
(8)    Represents prorated quarterly payments of annual retainer for membership on our Board through the end of his term as a director in July 2024.
(9)    Represents quarterly payments of annual retainer for membership on our Board and for serving as chairperson of the compensation and management development committee starting from July 2024.
(10)    Reflects election to receive annual retainer for membership on our Board in stock in lieu of cash.
Compensation Committee Interlocks and Insider Participation
There are no interlocking relationships between any member of our compensation and management development committee and any of our executive officers that require disclosure under the applicable rules promulgated under the federal securities laws.
DIRECTOR STOCK OWNERSHIP POLICY
To encourage equity ownership among non-employee directors, our Board has adopted stock ownership guidelines applicable to all non-employee directors. Under the stock ownership guidelines, each non-employee director is expected to own Common Stock at a defined multiple of their annual cash retainer. During fiscal 2025, the director stock ownership multiple was increased from three to five times their annual cash retainer. The non-employee directors have five years from the date of their election to fulfill this ownership requirement. The stock ownership guidelines require each non-employee director to retain all shares received, net of shares sold for tax purposes, until the ownership requirements are met. Long-servicing board members are in compliance and new board members are on track to achieve the guideline.
DIRECTORS' SERVICE ON OTHER PUBLIC BOARDS
After first becoming a director of the Company, without the specific approval from the Board, no director may accept an invitation to serve on another public company board or any committee thereof. No director may sit on the board of any competitor of the Company in its principal lines of business to the extent that any such service would constitute a violation of U.S. antitrust law.
As part of our annual Board evaluation process described above, we regularly review each director's ability to continue to contribute to the Board considering other commitments. Based on our assessment, we believe that our directors’ other commitments do not prevent them from sufficiently fulfilling their duties at our Board.
ENGAGEMENT WITH STOCKHOLDERS AND GOVERNANCE IMPROVEMENTS
Our commitment to good governance practices extends to building trusting relationships and partnerships with our stockholders through continued engagement and accountability.
Our engagement with our stockholders serves a crucial role in preserving a robust and effective corporate governance program that serves their long-term interests and positions us for sustainable growth. We engage with our stockholders regularly to understand their perspective and to ensure that our practices are aligned with expectations. Over the past year, we continued to engage with investors around the effectiveness and development of our corporate governance program and our sustainability efforts.
CORPORATE GOVERNANCE GUIDELINES
The Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company. Our Board reviews our Corporate Governance Guidelines at least annually. From time to time, the Board may revise our Corporate Governance Guidelines to reflect new regulatory requirements and evolving corporate governance practices. A copy of our Corporate Governance Guidelines is available on our website at www.adspipe.com.

MAJORITY VOTING STANDARD FOR DIRECTORS
In response to growing investor concern about the lack of accountability inherent in plurality voting, and in an effort to increase the accountability of each director to the Company’s stockholders, the Company’s Bylaws were amended in 2020 to implement a majority voting standard for director elections, effective immediately following the 2021 Annual Meeting. Accordingly, in uncontested elections, an incumbent director nominee that receives more votes “AGAINST” than “FOR” his or her election must promptly tender a resignation to the Board. Upon receipt of a tendered resignation, the Board will decide whether to accept or reject the resignation, and must publicly disclose its decision within ninety (90) days of the date of the election. If a director’s resignation is not accepted by the Board, such director will continue to serve on the Board until the next annual meeting and until his or her successor is duly elected or until his or her earlier resignation, removal or death. Under our majority voting standard, a director nominee in an uncontested election that is not an incumbent director and that receives more “AGAINST” votes than “FOR” votes will not be elected as a director of the Company (with abstentions and broker non-votes not counted as a vote cast either for or against that director’s election).
In contested elections, where the number of nominees exceeds the number of seats on the Board up for election, the plurality voting standard will continue to apply and the nominees receiving the most “FOR” votes will be elected as directors.
CODES OF BUSINESS CONDUCT AND ETHICS
Our Board has established a Code of Ethics for Senior Executive and Financial Officers that applies to our senior executive and financial officers, including our principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. We also maintain a Code of Business Conduct and Ethics that governs all of our directors, officers and employees. A copy of the Code of Ethics for Senior Executive and Financial Officers and the Code of Business Conduct and Ethics are available on our website at www.adspipe.com. We will promptly disclose any future amendments to these codes on our website, as well as any waivers from these codes for executive officers and directors. Copies of these codes will also be available in print from our Corporate Secretary, without charge, upon request.
HOW YOU MAY COMMUNICATE WITH DIRECTORS
Security holders and other interested parties wishing to communicate with the Board or an individual director may send a written communication to the Board or such director, c/o Advanced Drainage Systems, Inc., 4640 Trueman Boulevard, Hilliard, OH 43026, Attn: Chief Executive Officer.
Each communication will be screened by the Company’s Chief Executive Officer to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Chief Executive Officer to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis. Any communications that concern questionable accounting or auditing matters involving the Company will be handled in accordance with the terms of the Company’s code of ethics.
COMPENSATION DISCUSSION AND ANALYSIS
CERTAIN INFORMATION REGARDING OUR EXECUTIVE OFFICERS
The name and age of each non-director executive officer and the positions held by each of them as of the date of this proxy statement are as follows:

Name	Age	Position(s)
Scott A. Cottrill	59	Executive Vice President, Chief Financial Officer and Secretary
Kevin C. Talley	53	Executive Vice President and Chief Administrative Officer
Darin S. Harvey	55	Executive Vice President, Supply Chain
Brian W. King	56	Executive Vice President, Product Management and Marketing
Thomas J. Waun, Sr.	58	Executive Vice President, Engineering and International
Bret Martz	46	Executive Vice President, Sales
Craig J. Taylor	49	Executive Vice President, Infiltrator Water Technologies

Executive Officers who are not Directors
Scott A. Cottrill joined us in November 2015 and serves as Executive Vice President, Chief Financial Officer and Secretary. Mr. Cottrill came to the Company with extensive financial reporting, accounting and corporate finance experience. He currently oversees our finance, business development, and information technology functions. From 2012 to November 2014, Mr. Cottrill served as Executive Vice President and Chief Financial Officer of Jeld-Wen, Inc., a leading global manufacturer of windows, doors and treated composite trim and panels, and from November 2014 to February 2015 as an Executive Vice President of Jeld-Wen, Inc. From 1998 to 2012, Mr. Cottrill held various finance and accounting positions with Goodrich Corporation, including from 2005 to 2012 the position of Vice President, Controller and Chief Accounting Officer and from 2002 to 2005 the position of Vice President, Internal Audit. Prior to joining Goodrich, Mr. Cottrill worked at PricewaterhouseCoopers LLP from 1987 to 1998. Mr. Cottrill holds a bachelor’s degree in Accounting from The Pennsylvania State University and is also a Certified Public Accountant (inactive).
Kevin C. Talley joined us in October 2011 and has served as Executive Vice President & Chief Administrative Officer since August 2016. Mr. Talley joined us as Vice President, Human Resources providing overall leadership to our compensation, benefit, and talent management programs. He currently oversees our human resources, legal, office services and aviation functions. Effective February 2019, Mr. Talley joined the Advisory Board for Kimball Midwest, a family-owned distributor of maintenance and repair operating supplies. Prior to joining us, he spent seventeen years at The Scotts Miracle-Gro Company in increasingly responsible human resources leadership positions, most recently as Vice President, Human Resources. Mr. Talley holds a bachelor’s degree in Employment Relations and Organizational Behavior from Miami University.
Darin S. Harvey joined us in October 2018 and serves as Executive Vice President, Supply Chain. Mr. Harvey came to the Company with over 20 years of experience in leading complex global supply chains, delivering results in continuous improvement, driving lean manufacturing and delivering change management. From 2014 to October 2018, Mr. Harvey served as Vice President of Integrated Supply Chain at Forum Energy Technologies, Inc., a Houston, Texas-based company that designs, manufactures and distributes equipment and solutions for the oil and gas industry. Prior to Mr. Harvey’s role at Forum, he held global supply chain leadership positions at Honeywell, Foster Wheeler and Danaher Corporation. He holds an MBA in Global Supply Chain from the University of Tennessee and a BS in Marketing and Supply Chain Management from Florida State University. He is also a Six Sigma Black Belt and Lean Expert.
Brian W. King joined us in September 2020 and serves as Executive Vice President, Product Management and Marketing. Mr. King came to the Company with over 25 years of product management and marketing experience in both consumer and commercial businesses. From 2013 to September 2020, Mr. King worked at Owens Corning, a Toledo, Ohio-based company that develops and produces insulation, roofing and fiberglass composites and related materials, serving as Vice President, Strategic Marketing from 2016 to 2020 and Director of Strategic Marketing from 2015 to 2016. Prior to Mr. King’s role at Owens Corning, he held leadership positions at The Stanley Works, Elmer’s Products Inc., and Avery Dennison Corporation. He holds a Bachelor of Commerce from McMaster University. He has received certifications in Marketing Management and Executive Education from York University and the University of North Carolina respectively.
Thomas J. Waun, Sr. joined us in June 2020 and has served as Executive Vice President, Engineering and International since June 2022. Mr. Waun previously served as Senior Vice President, International from June 2020 to June 2022. Mr. Waun came to the Company with over 30 years of management experience. From 2017 to 2020, Mr. Waun served as Vice President and General Manager, Consulting, at Emerson Electric Corporation, a St. Louis, Missouri-based company that designs and manufactures a wide range of electrical equipment and software. From 2015 to 2017, Mr. Waun served as President, Power Management at Emerson. Prior to 2015, Mr. Waun held a variety of roles of increasing responsibility at Emerson. Prior to Mr. Waun’s time at Emerson, he held leadership positions at IBM Corporation. Mr. Waun holds a Bachelor of Science in Electrical Engineering from the University of Michigan.
Bret Martz joined us in March 2025 and serves Executive Vice President, Sales. Mr. Martz came to the Company with over 22 years of sales experience. Prior to joining the Company, Mr. Martz served as Group Vice President of of Sales Planning and Programming at Trex since 2023, and held other various sales and leadership roles at Trex, including from 2021 to 2023 the position of Vice President of of Sales Planning and Programming, and Director of Sales Planning and Programming prior to that. Mr. Martz holds a Bachelor of Science in Business Administration and Management from Haslam College of Business at the University of Tennessee.

Craig J. Taylor joined us in February 2020 and serves as Executive Vice President, Infiltrator Water Technologies. From February 2020 through May 2023, Mr. Taylor served as the Vice President of Finance of Infiltrator Water Technologies. Prior to his time at Infiltrator, Mr. Taylor spent sixteen years at Stanley Black and Decker, Inc. in various finance positions, most recently as Vice President of Finance. Prior to his time at Stanley Black and Decker, Mr. Taylor spent five years at United Technologies in various finance positions. Mr. Taylor holds a bachelor’s degree in Finance from Bryant University and a master’s degree in Management from Isenberg School of Management, University of Massachusetts Amherst.
EXECUTIVE COMPENSATION HIGHLIGHTS – FISCAL YEAR 2025
In Fiscal 2025, we reported net sales of $2.9 billion, an increase of 1% compared to the prior year and Adjusted EBITDA1 of $889 million, a 4% decrease compared to the prior year. In the face of slower demand, we remain committed to driving above market performance as we advance the stormwater and onsite septic wastewater industries. Our focus on highly engineered solutions positions us as a pivotal player in successfully managing water – the world’s most precious resource.
Business Performance Highlights:
•Net sales increased 1% to $2.9 billion. Sales in the domestic construction markets increased 3%, driven by sales growth in the non-residential, residential and infrastructure markets where we executed our material conversion strategy to drive above market growth. This was partially offset by weakness in the agriculture and international end markets which faced weaker demand environments compared to the prior year. Importantly, organic sales in our most profitable segments, Infiltrator and Allied Products, increased 4.7% and 2.5%, respectively, and the onsite septic and Allied products now represent a collective 44% of revenue.
•Adjusted EBITDA1 decreased 3.7% to $889 million. Price/cost was unfavorable compared to the prior year, which offset volume growth and improvement in manufacturing efficiency. The resiliency demonstrated by this year's strong profitability is due in part to our strategy to grow the more profitable products, such as Allied Products and Infiltrator, to be a higher mix of the overall sales.
The following summarizes our strong performance over the past several years:
1Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures. EBITDA adjustments exclude transaction costs and certain non-cash items. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the accompanying Form 10-K for the definition of Adjusted EBITDA margin and the reconciliation of the applicable non-GAAP to GAAP measure. A reconciliation of EBITDA and Adjusted EBITDA to Net Income and an explanation of Adjusted EBITDA has been provided in Annex A included in this proxy statement.

We continue to believe our compensation practices and our overall level of executive compensation are competitive when compared to our peer group and reflect our commitment to stockholder alignment and performance-based pay. The majority of each NEO’s target compensation has been and continues to be at-risk.

Consistent with this policy, the compensation delivered to our executives in fiscal year 2025 is indicative of our performance in the market and as compared to our peer group.
Below Target Bottom Line Financial Performance Lead to Lower Executive Compensation in Fiscal Year 2025
•Base salary increases for NEO’s in fiscal year 2025 averaged 7.6%.
•Cash payments to the NEO’s from the fiscal year 2025 Annual Cash Incentive Plan were 68% of target for Messrs. Barbour, Cottrill, Harvey, Talley, and 121% of target for Taylor.
•Performance based equity awards to the participating NEO’s under the ADS Long Term Incentive Plan (April 1, 2023 – March 31, 2025) were paid at 147% of target.
Stockholder Feedback:
•“Say on Pay” received majority support (86%).
•The Board and our Compensation Committee appreciate and value the views of our stockholders. The Committee will continue to review stockholder advisory votes on executive compensation and take them into consideration when making future executive compensation decisions.
NAMED EXECUTIVE OFFICERS
The Compensation Discussion and Analysis provides information regarding our compensation philosophy and the material elements of our fiscal year 2025 compensation program for our “named executive officers,” also referred to as the “NEOs.” Our NEOs for fiscal year 2025 were:

NEO Name	Primary Position
D. Scott Barbour	President & Chief Executive Officer
Scott A. Cottrill	Executive Vice President, Chief Financial Officer and Secretary
Darin S. Harvey	Executive Vice President, Supply Chain
Kevin C. Talley	Executive Vice President, Chief Administrative Officer
Craig J. Taylor	Executive Vice President, Infiltrator Water Technologies
EXECUTIVE COMPENSATION PROGRAM OVERVIEW
Key Features of our Executive Compensation Program
The following practices and policies ensure alignment of interests between stockholders and management, and effective ongoing compensation governance.

Compensation Practice		ADS Policy
Compensation is market-based	Yes	Benchmark peers from the same or similar industries with similar financial, operational, and talent characteristics
Compensation is performance-based	Yes	Short and long-term incentive awards are linked to the financial performance of the Company and/or stock price
Recoupment policies	Yes	Compensation Committee can seek recoupment of incentive-based compensation
Robust share ownership guidelines	Yes	Require significant share ownership for officers and directors, and share retention requirements until guidelines are met
Capped incentive awards	Yes	Performance-based incentive award payments are capped

Independent Compensation Committee Consultant	Yes	Committee consultant provides independent counsel to Compensation Committee
Guaranteed bonuses	No	No guaranteed bonuses
Excessive risk taking	No	No compensation programs that encourage excessive risk taking
Hedging and pledging of Company shares	No	No hedging or pledging of ADS shares is allowed
Discounted Stock Options	No	No discounted stock options are allowed or granted
The following pages summarize the design and components of the executive compensation programs in place during fiscal year 2025.
Linking Pay to Stockholder Value Creation
Aligning executive compensation to stockholder value creation as well as attracting and retaining top talent are core to the design of our executive pay programs. Through our short-term and long-term compensation plans, the Compensation Committee strives to achieve these objectives. We believe that stockholder value is foundationally created by sales and profitability growth as well as delivering strong cash flow and returns on invested capital through the leadership of our NEO’s. Accordingly, our incentive compensation programs for fiscal year 2025 continued the combined use of these metrics, directly linking the pay of our executive team to these critical drivers of stockholder value creation over both the short-term and long-term. Our NEO’s are therefore aligned and invested in the delivery of the success of the business, as most of their compensation is impacted in a similar manner to which stockholders are impacted through their return on investment.
Executive Compensation Philosophy and Objectives

Philosophy

•Link the equity compensation of our executives to the sustained value they create for our stockholders
•Place greater emphasis on variable pay versus fixed pay
•Performance should predominantly drive compensation
•In establishing compensation levels, we consider the competitive range for similar executive roles and largely view the competitive market range as between the 25th percentile and the 75th percentile of our Compensation Peer Group. As a general rule, we strive to position total compensation levels within this market range while also recognizing the individual performance, experience, and skills of our NEO’s drive our compensation decisions

Objectives

•Attract, retain, and motivate top talent
•Drive the performance culture as well as Company values
•Reward sustained performance
•Align compensation with stockholders’ interests
•Link compensation to Company, functional, and individual accomplishment

Key Groups in Determining Executive Compensation
The following key groups are involved in making executive compensation decisions:

Compensation & Management Development Committee

•Responsible for the design and implementation of our executive compensation policies and programs
•Annually reviews and approves the corporate goals and objectives relevant to CEO compensation
•Reviews CEO’s performance, and with insight from our executive compensation consultant, recommends CEO’s compensation package to the Board for approval
•Determines the compensation (base salary, incentives, etc.) and mix for the other NEO’s consistent with the terms of their employment agreements
•Administers the annual and long-term incentive plans and equity program

Outside Executive Compensation Consultant

•During fiscal year 2025, with the consent of the Committee, management continued to engage the services of WTW, an independent executive compensation consultant.
•WTW consulted with the Committee regarding: competitive pay levels for management and the Board, trends, regulatory developments, peer group review, and incentive plan design which totaled approximately $520,000. In addition, management engaged WTW to provide other services from their Work and Rewards line of business which totaled approximately $10,000, and Health and Benefits and Employee Experience lines of business, for which WTW received approximately $1,090,000 in third party commissions from existing ADS health and benefit plan vendors for serving as broker.
•WTW has been consulting with the Committee since the Company went public in 2014. The Committee has considered the factors cited by the SEC as key determinants of an advisor’s independence and determined that the work performed does not present any conflicts of interest.

ADS Management

•Our human resources department, in partnership with the Committee, supports the design and implementation of all executive compensation programs
•Our finance department supports the process by providing financial analysis as part of the review of program design
•Except with respect to his own compensation, our CEO has final management-level review of any compensation program before it is sent to the Committee for consideration and approval
•Management frequently consults with the Committee during the design process to provide direction and feedback on how the design of our executive compensation programs supports our overall strategy

Executive Compensation Benchmarking Peer Group
The Company uses a customized compensation peer group, developed in collaboration with its executive compensation consultant, to provide insight into prevalent program design and compensation levels. Each year the peer group is reviewed by the Committee. For fiscal year 2025, the Committee determined an update to the peer group was appropriate to account for the ongoing mergers and acquisitions in our sector. IDEX Corporation was added to the custom peer group, while Masonite International Corporation was removed as they were acquired by another Company.
Tables below summarize our updated customized peer group.

•A. O. Smith Corporation
•Allegion plc
•American Woodmark Corporation
•Atkore International Group Inc.
•Carlisle Companies Inc.
•Eagle Materials Inc.
•Fortune Brands Innovations, Inc.
•Graco Inc.
•Griffon Corporation

•IDEX Corporation
•JELD-WEN Holding, Inc.
•Lennox International Inc.
•Patrick Industries, Inc.
•Simpson Manufacturing Co., Inc.
•Summit Materials, Inc.
•Trex Company, Inc.
•Watts Water Technologies, Inc.
•Xylem Inc.

In general, these companies come from the building products, machinery, or construction materials industries and are likely to be attracting and retaining talent with similar experience and skills to that of our Company. The median annual revenue of these companies ($3.4 billion) reflects a range of $1.1 billion to $7.4 billion.
Fiscal Year 2025 NEO Goals and Objectives
Consistent with our compensation philosophy, in determining overall compensation levels the Committee considers among other factors each NEO’s performance versus their annual individual goals and objectives established at the beginning of the year. Listed below are the performance objectives of each NEO in fiscal year 2025. No specific weightings are attached to any of the following.

D. Scott Barbour President & CEO
•Safety performance and culture
•Capital allocation strategy and execution
•Execution of operational priorities
•Execution of commercial priorities
•Execution of sustainability priorities
•Organization, leadership and talent

Scott A. Cottrill Executive Vice President, Chief Financial Officer and Secretary	•Capital allocation strategy and execution •Information Technology •Business analysis and planning •Safety, organization, leadership and talent

Darin S. Harvey Executive Vice President, Supply Chain
•Safety performance and culture
•Capital allocation execution
•Execution of manufacturing operational priorities
•Execution of logistics and transportation operational priorities
•Customer Experience operational priorities
•Organization, leadership and talent

Kevin C. Talley Executive Vice President, Administration	•Safety performance and culture •Talent management strategy and operational priorities •Operational network staffing and retention •Culture and engagement •Organization, leadership and talent

Craig J. Taylor Executive Vice President, Infiltrator Water Technology	•Safety performance and culture •Innovation and commercial strategy and execution •Execution of manufacturing operational priorities •Capital allocation execution •Organization, leadership and talent

Components of Executive Compensation – Fiscal Year 2025
The Committee has responsibility for determining all elements of compensation granted to the NEOs and reviews each element of compensation, as well as the relative mix and weighting of elements, on an annual basis.
Key Executive Pay Elements – Fiscal Year 2025
The chart below summarizes the key pay elements for our NEOs during fiscal year 2025. Each element is described in further detail below on the following pages.
Starting in Fiscal Year 2026, the Long Term Incentive Program structure will shift to 60% performance-based awards based on 3 year performance periods, with the other 40% split between restricted stock and non-qualified stock options.
Base Pay
The base salary element of pay serves as the foundation for the executive compensation program and is designed to be competitive with compensation paid to similarly-situated, competent, and skilled executives. Our NEOs are covered by employment agreements and, accordingly, we pay annual base salaries initially as set forth in these agreements.
On an annual basis, the Committee reviews base salaries for the NEOs using the following factors in its determination of changes:
•Performance relative to the pre-established goals and objectives in the executive’s areas of responsibility;
•Competitive base salary levels of similar positions in the compensation peer group;
•Trends in base salary increases in the compensation peer group;
•Executive’s overall contribution to the business strategy and our growth objectives, individual performance and potential for future contributions; and
•Current economic environment.
The CEO, with input from the human resources department, proposes base salary increases, if any, for all NEOs, excluding himself, based on the above criteria. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to the CEO’s base salary are initiated and approved by the Committee directly, subject to the review and final approval of our Board.
The base salaries of each of our NEO’s for fiscal year 2025 were changed effective June 1, 2024. Salary levels as follows as of March 31, 2025:

Named Executive Officer	Annual Salary March 31, 2024	Annual Salary March 31, 2025	Annual Salary Increase ($)	Annual Salary Increase (%)
D. Scott Barbour	$975,000	$1,050,000	$75,000	8%
Scott A. Cottrill	$588,000	$615,000	$27,000	5%
Darin S. Harvey	$456,000	$475,000	$19,000	4%
Kevin C. Talley	$475,000	$500,000	$25,000	5%
Craig J. Taylor	$400,000	$465,000	$65,000	16%
Annual Incentive Compensation
For fiscal year 2025, our annual incentive program provided cash incentive opportunities for our NEOs based on the Company’s financial performance in both revenue and profitability. The Committee believes the following measures and weighting reflect key value drivers for purposes of establishing payouts under the Annual Incentive Plan:

Messrs. Barbour, Cottrill, Harvey, Talley	Mr. Taylor

•Adjusted EBITDA - EBITDA before stock based compensation expense, non-cash charges and certain other expenses
•Net Sales - Sales net of allowances for returns, rebates, discounts, and taxes collected concurrently with revenue-producing activities

On an annual basis, the Committee evaluates the design and metrics of the Annual Incentive Plan for alignment versus several factors including the Company’s strategies, peer practices, market trends, and stockholder feedback. Through that review for fiscal year 2025, the Committee chose to tie the incentive to the following measures and weighting: Messrs. Barbour, Cottrill, Harvey, Talley have consolidated net sales (20%) and adjusted EBITDA (80%); Mr. Taylor’s measures were Infiltrator adjusted EBITDA (70%) and consolidated adjusted EBITDA (30%).
By tying a significant portion of the executive’s total annual cash compensation to variable pay we believe we are further reinforcing our pay for performance culture and focusing our executives on critical short-term financial and operational objectives, which also supports our long-term financial goals and commitment to stockholders.

Establishing Annual Incentive Target Payouts
Under the Annual Incentive Plan, target payouts for each NEO are reviewed on an annual basis and compared against the compensation peer group. The CEO, with input from the human resources department, proposes annual incentive targets for all NEOs, excluding himself, based on the performance measures. His proposal is subject to review and approval (with or without modifications) by the Committee. Changes to Mr. Barbour’s targeted payout from the Annual Incentive Plan are initiated and approved by the Committee directly, subject to the review and final approval of our Board.
Our established targets enhance the alignment of our pay-for-performance and stockholder alignment principles. The annual incentive targets for fiscal year 2025 as a percentage of salary are as follows:

Named Executive Officer	FY25 Target Incentive Opportunity (% of Base Salary)
D. Scott Barbour	125%
Scott A. Cottrill	85%
Darin S. Harvey	70%
Kevin C. Talley	70%
Craig J. Taylor	70%
Annual Incentive Business Performance Levels and Fiscal Year Payout - Messrs. Barbour, Cottrill, Harvey, Talley
The fiscal year 2025 business performance threshold, target, and maximum levels were approved based on the Committee’s assessment of the macro economic environment and weaker demand levels in the core non-residential and residential end markets expected in fiscal year 2025.
The table below outlines the business performance measures levels and actual performance for fiscal year 2025 in the Annual Incentive Plan for Messrs. Barbour, Cottrill, Harvey and Talley.

		Business Performance – FY25 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	Fiscal Year 2025	Payout % of Target
Consolidated Adjusted EBITDA	80%	$855,000	$960,000	$1,075,000	$889,228	66%
Consolidated Net Sales	20%	$2,800,000	$3,000,000	$3,200,000	$2,904,245	76%
	Payout %’s	50%	100%	200%
Annual Incentive Business Performance Levels and Fiscal Year Payout - Mr. Taylor
The table below outlines the business performance measures levels and actual performance for fiscal year 2025 in the Annual Incentive Plan for Mr. Taylor.

		Business Performance – FY25 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	Fiscal Year 2025	Payout % of Target
Infiltrator Adjusted EBITDA	70%	$225,000	$255,000	$285,000	$268,382	145%
Consolidated Adjusted EBITDA	30%	$855,000	$960,000	$1,075,000	$889,228	66%
	Payout %’s	50%	100%	200%

The table below summarizes the approved annual incentive payouts paid to the NEOs based upon the financial performance of the business for fiscal year 2025.

Named Executive Officer	Overall Target Annual Incentive Award ($)	FY25 Total Annual Incentive Payout ($)	Approved Payout % vs. Target
D. Scott Barbour	$1,312,500	$895,913	68%
Scott A. Cottrill	$522,750	$356,829	68%
Darin S. Harvey	$332,500	$226,965	68%
Kevin C. Talley	$350,000	$238,910	68%
Craig J. Taylor	$325,500	$394,213	121%
Long-Term Incentive Compensation
Our long-term incentive compensation program is an integral part of an executive’s total compensation and provides awards for creating and delivering long-term value for our stockholders.
Since fiscal year 2019, the long-term incentive program design has included three equity components; performance- based awards, non-qualified stock options and time-based restricted stock. The table below outlines the weighting of these three design elements.

Long-Term Equity Component	Weighting
Performance-Based Award	50%
Restricted Stock	25%
Non-Qualified Stock Options	25%
Starting in Fiscal Year 2026, the Long Term Incentive Program structure will shift to 60% performance-based awards based on 3 year performance periods, with the other 40% split between restricted stock and non-qualified stock options.
The Compensation Committee continues to believe the blend of performance and time based awards represents a balanced method of motivating and rewarding executives and further strengthens the alignment with the market and our stockholders.
Establishing Long-Term Incentive Target Payouts
The CEO, with input from the human resources department, proposes long-term incentives, if any, for our NEOs, excluding himself, based on the criteria described above. His proposal is subject to review and approval (with or without modifications) by the Committee. The long-term incentive, if any, for the CEO is initiated and approved by the Committee directly, subject to the review and final approval of our Board.
The values of long-term incentive awards granted in fiscal year 2025 are included in the Summary Compensation Table.
Long-Term Incentive Plan - Performance Based Awards
The performance-based awards under the long-term incentive plan are based upon the Company’s actual financial business performance for the designated three-year performance period versus the performance targets approved by the Compensation Committee. The business performance targets are structured with a threshold, target and maximum level.
The incentive opportunities for the participant under the long-term incentive performance-based awards are outlined below.
•Target performance earns a 100% payout; and
•Threshold performance earns a 50% payout; and
•Maximum performance earns a 200% payout.

If the performance level falls between threshold and target or between target and maximum, the award is linearly interpolated. Earned incentives, if any, are paid in a reasonable time following the approval by the Compensation Committee. Calculation of Company results and attainment of performance measures are made solely by the Compensation Committee based upon the Company’s consolidated financial statements.
The Compensation Committee determines appropriate changes and adjustments and may make adjustments for other unusual or non-recurring events, including, without limitation, changes in tax and accounting rules and regulations, extraordinary gains and losses, one-time mergers and acquisitions, and purchases or sales of substantial assets, etc.
For the three-year performance period ending on March 31, 2027, the Compensation Committee approved Cash Flow from Operations and Return on Invested Capital as the performance measures, weighted equally. These are two key measures of the Company’s long-term value creation strategy.
•Cash Flow from Operations – For the three-year performance period ending March 31, 2027, performance in Cash Flow from Operations will be based upon actual cumulative Cash Flow from Operations over the three-year performance period against the targets approved by the Compensation Committee.
•Return on Invested Capital – For the three-year performance period ending March 31, 2027, performance in Return on Invested Capital will be based upon the average Return on Invested Capital over the three-year performance period against the targets approved by the Compensation Committee.
At the beginning of each fiscal year, the Compensation Committee reviews whether to change the performance-based incentive component and/or the business performance measures (e.g., Cash Flow from Operations, etc.) used under the long-term incentive performance award with input from management and the compensation consultant.
Long-Term Incentive Plan - Performance Based Awards for Three-Year Period Ending March 31, 2025
The three-year performance period spanning April 1, 2022 to March 31, 2025 under the Long-Term Incentive Plan has completed. The earned awards were approved by the Committee on May 13, 2025. Target and actual performance levels for the two measures for the three-year period ending on March 31, 2025 are summarized below.

		Business Performance – FY23-25 (000’s)
Business Performance Measures	Measure Weighting	Threshold	Target	Max	FY23-25	Payout % of Target
Cash Flow from Operations	50%	$1,635,819	$1,834,100	$1,982,811	$2,007,238	200%
Return on Invested Capital (1)	50%	24.0%	26.5%	28.0%	26.2%	94%
	Payout %’s	50%	100%	200%
(1) The Company defines Return on Invested Capital as Adjusted EBITDA less Depreciation and Amortization, which is then tax-effected at the Company's effective tax rate, which is then divided by average Invested Capital (Stockholders' Equity, Mezzanine Equity and Net Debt). Net Debt is Total Debt and Finance Lease Obligations less Cash.
The table below outlines the approved performance equity awarded to the eligible NEOs based upon the performance vs. targets for the three-year period ending March 31, 2025.

Named Executive Officer	Overall Target Performance Share Unit Award (Shares)	FY23-25 Performance Award Earned (Shares)	Approved Payout % vs. Target	Dividend Equivalent Shares	FY23-25 Total Equity Awarded (Shares)
D. Scott Barbour	21,148	31,087	147%	442	31,529
Scott A. Cottrill	6,061	8,909	147%	126	9,035
Darin S. Harvey	3,224	4,739	147%	67	4,806
Kevin C. Talley	3,198	4,701	147%	67	4,768
Craig J. Taylor	1,084	1,593	147%	23	1,616

Executive Stock Ownership Guidelines (Director ownership guidelines found under DIRECTOR STOCK OWNERSHIP POLICY section)
The Company has defined stock ownership guidelines in place for executives. These guidelines are intended to further align the interests of our executives with stockholders’ interests and represent another opportunity to promote a long-term focus for our senior leaders. The guidelines listed below specify the value of stock the participants are expected to own.
Each covered executive is expected to attain the target level of stock ownership within five years from the date he or she is hired or promoted into a position covered by these guidelines.
Stock ownership is reviewed by the Compensation Committee on an annual basis. Ownership levels will be assessed using the trailing 12-month average stock price as of the annual assessment date or such other method of valuing ownership in the discretion of the Compensation Committee.
In fiscal year 2025, the Committee approved the addition of a retention guideline to the existing executive stock ownership guidelines design. This new feature sets a 50% retention guideline, on an after-tax basis, until the executive achieves their applicable stock ownership level.
Once an individual subject to these Guidelines satisfies the guideline for his or her current role as of the annual review date, so long as the shares held at that review date are retained and the individual remains subject to the same guideline level, there is generally no obligation under these Guidelines to purchase additional shares of common stock as a result of short-term fluctuations in the Company’s stock price, absent an affirmative determination by the Compensation Committee otherwise.
The Compensation Committee shall have the authority to interpret, develop, oversee and administer the implementation of and compliance with these Guidelines, as well as determine any action necessary to address any noncompliance with these Guidelines.
The minimum stock ownership requirement may be waived or otherwise modified, at the discretion of the Compensation Committee, if compliance would create hardship based upon individual circumstances.
As of March 31, 2025, the majority of the covered executives have achieved their target ownership level, while the others are on a trajectory to achieve their target level within the required timeframe.
BENEFITS AND EXECUTIVE PERQUISITES
The benefits available to our NEOs are generally the same as those offered to our other salaried population and include:
•Medical, dental and vision benefits;
•Life, accidental death and disability insurance;
•Employee Stock Purchase Plan (ESPP); and
•Retirement plan and financial planning.
Retirement and Stock Ownership Plan (KSOP)
All of our NEOs participate in our tax-qualified KSOP that covers employees who meet certain service requirements. See “Equity-Based Incentive Plans” and “Retirement and Stock Ownership Plan” for additional information regarding the KSOP.

Employee Stock Purchase Plan (ESPP)
The ADS Employee Stock Purchase Plan was implemented in the first quarter of fiscal year 2024, providing all eligible employees the opportunity to enroll in the program which offers the ability to purchase stock at a discount after a six-month offering period. Eligible employees, including our named executive officers, may purchase the Company's common stock at 85% of the lower of the fair market value of the Company’s common stock on the first day or the last day of the offering period.
Executive Perquisites
We provide certain ADS NEOs with select perquisite opportunities. These perquisites are summarized below.
•Reimbursement of club dues;
•Pre-approved personal use of the Company aircraft when it is not being used for business purposes at the cost to the executive as described below;
•Voluntary Supplemental Individual Disability Insurance Plan;
•Voluntary Executive Financial Management Assistance; and
•Voluntary Executive Health Program.
In determining the total compensation payable to our NEOs, the Committee considers perquisites in the context of the total compensation which our NEOs are eligible to receive. However, given the fact that perquisites represent a relatively small portion of the NEO’s total compensation, the availability of these perquisites does not materially influence the decisions made by the Committee with respect to other elements of the total compensation to which our NEOs are entitled or to which they are awarded.
Personal Use of Company Aircraft
Certain NEOs are also permitted to make pre-approved personal use of Company aircraft when not required for business travel. Consistent with guidance issued in 2010 from the Federal Aviation Administration, the Company may be reimbursed up to the pro rata cost of owning, operating, and maintaining the aircraft when used for routine personal travel by certain individuals whose position with the Company requires them to routinely change travel plans within a short time period. Accordingly, personal use of the Company aircraft by NEOs is subject to reimbursement to the Company by multiplying the aircraft flight time (hours) by the variable cost of the aircraft for all eligible occupied flight hours associated with routine personal usage.
The incremental cost of personal use of Company aircraft is calculated based on the variable operating cost per hour flown, which includes average aircraft fuel expense, crew travel expenses, hangar and parking fees, per-flight landing fees, average hourly aircraft maintenance expense and other actual incremental costs. Fixed costs that do not change based on usage such as hangar rental, aircraft lease payments, insurance and certain administrative expenses are excluded from the incremental cost calculation. If an aircraft flies empty before picking up or after dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use and reported in the “All Other Compensation” column of our Summary Compensation Table below. If a NEO is traveling on business utilizing Company aircraft and there is otherwise room available on the aircraft for the NEO’s spouse and/or child(ren) to accompany the NEO, the spouse and/or child(ren) are permitted to do so in accordance with IRS rules. To the extent any use of corporate aircraft results in imputed income to an executive, the Company does not provide tax gross-ups on such income.
Voluntary Supplemental Individual Disability Insurance Plan
NEOs are eligible to participate in a voluntary supplemental disability plan which provides the opportunity for additional long term disability coverage beyond the cap of our Group Long Term Disability policy ($300,000 annual eligible earnings). If elected, the Company pays 100% of the premium for the plan.
Voluntary Executive Financial Management Assistance
ADS has invested in offering financial wellness resources for the US based population at no cost to employees. All eligible employees from our production facilities and drivers, up to our NEO group, have access to certified financial planning coaches through our strategic partnership with Goldman Sachs Ayco Personal Financial Management to support their planning paid for by the Company. ADS NEOs have access to a higher level benefit at no cost, if they elect.
Voluntary Executive Health Program
To encourage a prioritization of personal health and well-being, named officers are eligible to participate in an executive health program that includes an annual physical exam and health consultation.
For a description of the perquisites received by the NEOs during fiscal year 2025, see the “All Other Compensation” column of our Summary Compensation Table.
OTHER EXECUTIVE COMPENSATION POLICIES AND PRACTICES
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Our equity awards are generally granted on fixed dates determined in advance. The Compensation Committee’s general practice is to complete its annual executive compensation review and determine performance goals and target compensation for our executives, which coincides with the Company’s regularly scheduled Board meetings, then grant such equity awards. Annual equity awards are typically granted to our executives in May of each fiscal year. On limited occasions, the Compensation Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention, or other purposes.
Our Compensation Committee approves all equity award grants for officers on or before the grant date and does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Compensation Committee does not time the release of material nonpublic information based on equity award grant dates.
Risk in Relation to Compensation Programs
Our compensation programs do not reward employees, including our NEOs and executive officers, for taking excessive or unnecessary risks that would have an adverse effect on the Company. Our management team assessed the program carefully to make this determination. They reached this conclusion in part due to the balance of fixed and variable compensation, balance of short and long-term incentives, design features of the plans, and the oversight and administration of the Committee.
Recoupment of Incentive-Based Compensation Policy
Under our Recoupment of Incentive-Based Compensation Policy, if the Company is required to prepare an accounting restatement based on erroneous data, our Board shall require reimbursement or forfeiture of any excess incentive-based compensation received by any executive officer during the three (3) completed fiscal years immediately preceding the date on which the Company is required to make the restatement. Our Recoupment of Incentive-Based Compensation Policy is designed to comply with and be interpreted in a manner consistent with Rule 10D-1 of the Exchange Act of 1934 and the applicable NYSE rules.
Annual Stockholder “Say-on-Pay” Vote
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company provides stockholders with the opportunity to cast an annual advisory vote to approve the compensation of the NEOs. At the Company’s 2024 annual meeting of stockholders, approximately 86% of the votes cast on the “say-on-pay” resolution were in favor of the compensation of the NEOs for fiscal year 2024 as disclosed in the Company’s fiscal year 2024 proxy statement. Consistent with the Company’s commitment to have the executive compensation programs serve the best interests of the Company and its stockholders, the Compensation and Management Development Committee will continue to review the design of the executive compensation program considering future “say-on-pay” votes and developments in executive compensation.
Insider Trading Policy
The Board has adopted a Policy Regarding Insider Trading, Tipping and Other Wrongful Disclosures and Guidelines with Respect to Certain Transactions in Securities of Advanced Drainage Systems, Inc. to assist the Company’s employees and directors in complying with certain securities laws and avoiding even the appearance of improper conduct. A copy of the policy is incorporated by reference as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025. Under this policy, employees, officers, directors, consultants and contractors of the Company (collectively, “Covered Persons”) are prohibited from engaging in certain transactions relating to Company securities held by them, including any short sales and hedging transactions, short-term trading, and transactions in publicly traded options. Covered Persons are not permitted to hold securities issued by the Company in a margin account or pledge them as collateral for a loan. To date, no Covered Persons hold Company securities in a margin account or to pledge Company securities as collateral for a loan.
ACCOUNTING AND TAX CONSIDERATIONS
While the accounting and tax treatment of compensation generally has not been a consideration in determining the amounts of compensation for our executive officers, the Committee and management have taken into account the accounting and tax impact of various program designs to balance the potential cost to us with the value to the executive.
Federal income tax law prohibits publicly held companies, such as the Company, from deducting certain compensation paid to a NEO that exceeds $1 million during the tax year. Prior to the adoption of the Tax Cuts and Jobs Act of 2017 (“Tax Act”), to the extent that compensation was based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation was not included in the $1 million limit. The Tax Act repealed this exemption, and now compensation paid to NEOs in excess of $1 million in tax years commencing on and after April 1, 2018, is no longer be deductible, even if performance-based. The Compensation Committee intends to continue to use performance metrics in compensation when it is in the best interests of the Company and its stockholders.
The expenses associated with executive compensation issued to our executive officers and other key associates are reflected in our financial statements. We account for stock-based programs in accordance with the requirements of ASC Topic 718, which requires companies to recognize in the income statement the grant date value of equity-based compensation issued to associates over the vesting period of such awards.
COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
The Compensation and Management Development Committee has reviewed and discussed with the Company’s management the Compensation Discussion & Analysis set forth above. Based on such review and discussions, the Compensation and Management Development Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended March 31, 2025.

Respectfully submitted,

Anesa T. Chaibi (Chair)
Michael B. Coleman
Robert M. Eversole
M.A. (Mark) Haney
Manuel J. Perez de la Mesa

COMPENSATION OUTCOMES FOR FISCAL YEAR 2025
Summary Compensation Table for Fiscal Year 2025
The following table summarizes the total compensation earned by each of our NEOs for fiscal years noted:

Name and Principal Position	Fiscal Year	Salary $(1)	Bonus $	Stock Awards $(2)	Option Awards $(3)	Non-Equity Incentive Plan Compensation $(4)	All Other Compensation $(5)	Total $
D. Scott Barbour	2025	1,050,000	—	4,041,603	1,354,923	895,913	55,883	7,398,322
President & Chief Executive Officer	2024	975,000	—	3,694,885	1,251,457	2,310,048	83,832	8,315,222
	2023	930,000	—	3,149,677	1,051,160	1,715,000	130,936	6,976,773

Scott A. Cottrill	2025	615,000	—	1,212,570	406,486	356,829	73,480	2,664,365
Chief Financial Officer, Executive Vice President, and Secretary	2024	588,000	—	1,175,685	398,234	986,805	74,965	3,223,688
	2023	565,000	—	902,745	301,249	747,279	80,650	2,596,923

Darin S. Harvey	2025	475,000	—	627,393	210,307	226,965	47,636	1,587,301
Executive Vice President, Supply Chain	2024	456,000	—	587,939	199,139	630,228	57,203	1,930,509
	2023	438,000	—	480,166	160,263	476,463	48,331	1,603,223

Kevin C. Talley	2025	500,000	—	646,905	216,815	238,910	71,123	1,673,753
Executive Vice President and Chief Administrative Officer	2024	475,000	—	629,921	213,328	656,488	80,437	2,055,174
	2023	428,000	—	476,294	158,978	466,184	85,618	1,615,074

Craig J. Taylor	2025	465,000	—	732,730	203,799	394,213	62,567	1,858,309
Executive Vice President, Infiltrator Water Technologies

(1)    Amounts reported for fiscal year 2025 reflect adjustment to NEO salaries that went into effect on June 1, 2024. Amounts reported for fiscal year 2024 reflect adjustment to NEO salaries that went into effect on June 1, 2023. Amounts reported for fiscal year 2023 reflect NEO salaries effective on June 1, 2022.
(2)    With respect to restricted stock awards, amounts reported for fiscal year 2025 are based on the aggregate grant date fair value of restricted stock awarded, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. We calculated the estimated fair value of each share of restricted stock on the date of grant as described in Note 14 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025. With respect to performance-based restricted stock units, amounts reported for fiscal year 2025 are based on the aggregate grant date fair value based on the probable outcome of the performance conditions. With respect to performance-based restricted stock units, the value of the award at the grant date assuming that the highest level of performance conditions achieved would be $5,388,804 with respect to Mr. Barbour, $1,616,641 with respect to Mr. Cottrill, $836,524 with respect to Mr. Harvey, $862,422 and with respect to Mr. Talley and $808,498 with respect to Mr.Taylor.
(3)    The amounts reported in this column are based on the aggregate grant date fair value of stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described in Note 14 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025.
(4)    The amounts reported in this column consist of amounts to be paid under the Cash Incentive Plan for services rendered in fiscal years 2023, 2024 and 2025, as discussed above under “— Compensation Discussion and Analysis — Components of Executive Compensation — Fiscal Year 2025— Annual Incentive Compensation.”
(5)    The All Other Compensation column is made up of the following amounts for fiscal year 2025:

Name	KSOP Match Contribution $(a)	Perquisites $(b)	Total $

D. Scott Barbour	13,800	42,083	55,883
Scott A. Cottrill	13,800	59,680	73,480
Darin S. Harvey	13,800	33,836	47,636
Kevin C. Talley	13,800	57,323	71,123
Craig J. Taylor	13,800	48,767	62,567
(a)    The amounts shown in this column represent payments by the Company pursuant to The Advanced Drainage Systems, Inc. Retirement and Stock Ownership Plan (KSOP).
(b)    The amounts shown in this column include the value of perquisites and other personal benefits to a NEO only if the aggregate value exceeded $10,000. Where we do report perquisites and other personal benefits for a NEO, we have separately quantified each perquisite or personal benefit only if it exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that individual. The amount reported includes: (i) the cost associated with an enriched Supplemental Individual Disability Insurance Plan available to each NEO, (ii) the value of life insurance and long-term disability premiums paid for each NEO, (iii) the cost of personal financial planning services (Messrs. Cottrill, Harvey and Talley), and (iv) cost of social membership dues (Messrs. Barbour, Cottrill, Harvey, Talley and Taylor). The incremental cost of Messrs Barbour, Cottrill, Talley and Taylor social membership dues exceeded the greater of $25,000 or 10% of their total perquisites and personal benefits in the amount of $29,953, $29,072, $29,953 and $42,854 respectively. The cost of perquisites and other personal benefits is summarized above under “Compensation Discussion and Analysis — Benefits and Executive Perquisites”.
Grants of Plan-Based Awards for Fiscal Year 2025
The following table provides information concerning awards granted to the NEOs in the last fiscal year under any plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price Of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold $	Target $	Maximum $	Threshold	Target	Maximum
D. Scott Barbour
Restricted Stock	5/20/2024	—	—	—	—	—	—	7,595	—	—	1,347,201
Restricted Stock Units	5/20/2024	—	—	—	7,595	15,190	30,380	—	—	—	2,694,402
Stock Options	5/20/2024	—	—	—	—	—	—	—	15,823	177.38	1,354,923
Cash Incentive Awards	N/A	656,250	1,312,500	2,625,000	—	—	—	—	—	—	—

Scott A. Cottrill
Restricted Stock	5/20/2024	—	—	—	—	—	—	2,279	—	—	404,249
Restricted Stock Units	5/20/2024	—	—	—	2,279	4,557	9,114	—	—	—	808,321
Stock Options	5/20/2024	—	—	—	—	—	—	—	4,747	177.38	406,486
Cash Incentive Awards	N/A	261,375	522,750	1,045,500	—	—	—	—	—	—	—

Darin S. Harvey
Restricted Stock	5/20/2024	—	—	—	—	—	—	1,179	—	—	209,131
Restricted Stock Units	5/20/2024	—	—	—	1,179	2,358	4,716	—	—	—	418,262
Stock Options	5/20/2024	—	—	—	—	—	—	—	2,456	177.38	210,307
Cash Incentive Awards	N/A	166,250	332,500	665,000	—	—	—	—	—	—	—

Kevin C. Talley
Restricted Stock	5/20/2024	—	—	—	—	—	—	1,216	—	—	215,694
Restricted Stock Units	5/20/2024	—	—	—	1,216	2,431	4,862	—	—	—	431,211
Stock Options	5/20/2024	—	—	—	—	—	—	—	2,532	177.38	216,815
Cash Incentive Awards	N/A	175,000	350,000	700,000	—	—	—	—	—	—	—

Craig J. Taylor
Restricted Stock	5/20/2024	—	—	—	—	—	—	1,143	—	—	202,745
Restricted Stock Units	5/20/2024	—	—	—	1,140	2,279	4,558	—	—	—	404,249
Restricted Stock Units	10/1/2024	—	—	—	403	806	1,612	—	—	—	125,736
Stock Options	5/20/2024	—	—	—	—	—	—	—	2,380	177.38	203,799
Cash Incentive Awards	N/A	162,750	325,500	651,000	—	—	—	—	—	—	—
(1)       The amounts shown reflect the estimated payouts for fiscal year 2025 under the Cash Incentive Plan that the respective NEO would be eligible for assuming no use of discretion by the Committee in authorizing such payments. Actual amounts awarded are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above. For additional information, see discussion above under “— Compensation Discussion and Analysis — Components of Executive Compensation – Fiscal Year 2025 — Annual Incentive Compensation.”
 (2)   Amounts in these columns represent the possible range (threshold to target to maximum) of performance-based restricted stock units, which will be settled in shares of Common Stock, that would be earned based on the achievement of pre-established goals for the April 1, 2024 to March 31, 2027 performance period. The number of performance-based restricted stock units earned could be zero if performance is below threshold.
(3)   The amounts shown are based on the aggregate grant date fair value of restricted stock, performance-based restricted stock units and stock options awarded, computed in accordance with FASB ASC Topic 718. We calculated the estimated fair value of each option award on the date of grant using a Black-Scholes option pricing model as described in Note 14 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025.

Outstanding Equity Awards at Fiscal Year Ended March 31, 2025
The following table sets forth the unexercised and unvested stock options and restricted stock held by NEOs at fiscal year-end. Each equity grant is shown separately for each NEO.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options That Are Exercisable Shares	Number of Securities Underlying Unexercised Options That Are Not Exercisable Shares	Option Exercise Price $	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested Shares	Market Value of Shares or Units of Stock That Have Not Vested (4) $	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6)($)
D. Scott Barbour
Stock Options (1)	9/1/2017	185,827	—	19.75	9/1/2027
Stock Options (2)	5/24/2018	80,030	—	25.75	5/23/2028
Stock Options (2)	5/20/2020	59,898	—	41.97	5/19/2030
Stock Options (2)	5/19/2021	22,900	—	105.82	5/19/2031
Stock Options (2)	5/18/2022	16,905	8,452	99.29	5/18/2032
Stock Options (2)	5/22/2023	9,349	18,698	96.51	5/22/2033
Stock Options (2)	5/20/2024	—	15,823	177.38	5/20/2034
Restricted Stock (3)						5/22	3,524	382,883
Restricted Stock (3)						5/23	8,508	924,394
Restricted Stock (3)						5/24	7,595	825,197
Restricted Stock Units (5)									21,148	2,297,730
Restricted Stock Units (5)									25,523	2,773,074
Restricted Stock Units (5)									15,190	1,650,394

Scott A. Cottrill
Stock Options (2)	5/24/2018	22,408	—	25.75	5/23/2028
Stock Options (2)	5/22/2019	23,047	—	27.44	5/21/2029
Stock Options (2)	5/20/2020	16,524	—	41.97	5/19/2030
Stock Options (2)	5/19/2021	5,725	—	105.82	5/19/2031
Stock Options (2)	5/18/2022	4,845	2,422	99.29	5/18/2032
Stock Options (2)	5/22/2023	2,975	5,950	96.51	5/22/2033
Stock Options (2)	5/20/2024	—	4,747	177.38	5/20/2034
Restricted Stock (3)						5/22	1,010	109,737
Restricted Stock (3)						5/23	2,707	294,116
Restricted Stock (3)						5/24	2,279	247,613
Restricted Stock Units (5)									6,061	658,528
Restricted Stock Units (5)									8,121	882,347
Restricted Stock Units (5)									4,557	495,118

Darin S. Harvey
Stock Options (2)	5/18/2022	—	1,288	99.29	5/18/2032
Stock Options (2)	5/22/2023	—	2,975	96.51	5/22/2033
Stock Options (2)	5/20/2024	—	2,456	177.38	5/20/2034
Restricted Stock (3)						5/22	537	58,345
Restricted Stock (3)						5/23	1,354	147,112
Restricted Stock (3)						5/24	1,179	128,098
Restricted Stock Units (5)									3,224	350,288
Restricted Stock Units (5)									4,061	441,228
Restricted Stock Units (5)									2,358	256,197

Kevin C. Talley
Stock Options (2)	5/20/2020	8,262	—	41.97	5/19/2030
Stock Options (2)	5/19/2021	2,720	—	105.82	5/19/2031
Stock Options (2)	5/18/2022	2,557	1,278	99.29	5/18/2032
Stock Options (2)	5/22/2023	1,594	3,187	96.51	5/22/2033
Stock Options (2)	5/20/2024	—	2,532	177.38	5/20/2034
Restricted Stock (3)						5/22	533	57,910
Restricted Stock (3)						5/23	1,450	157,543
Restricted Stock (3)						5/24	1,216	132,118
Restricted Stock Units (5)									3,198	347,463
Restricted Stock Units (5)									4,351	472,736
Restricted Stock Units (5)									2,431	264,128

Craig J. Taylor
Stock Options (2)	2/3/2020	1,684	—	41.85	2/3/2030
Stock Options (2)	5/20/2020	2,556	—	41.97	5/19/2030
Stock Options (2)	5/19/2021	1,002	—	105.82	5/19/2031
Stock Options (2)	5/18/2022	866	433	99.29	5/18/2032
Stock Options (2)	5/22/2023	1,063	2,125	96.51	5/22/2033
Stock Options (2)	5/20/2024	—	2,380	177.38	5/20/2034
Restricted Stock (3)						5/22	180	19,557
Restricted Stock (3)						5/23	967	105,065
Restricted Stock (3)						5/24	1,143	124,187
Restricted Stock Units (5)									1,084	117,777
Restricted Stock Units (5)									2,901	315,194
Restricted Stock Units (5)									3,085	335,185

(1)    Stock options issued in 2017 pursuant to the 2017 Omnibus Incentive Plan (the “2017 Incentive Plan”), which vested over a three-year period in 33% installments beginning with the first anniversary following the grant date of September 1, 2017.
(2)    Stock options issued pursuant to the 2017 Incentive Plan, which vested over a three-year period in 33% installments beginning with the first anniversary following the grant date.
(3)    Restricted stock vests over a three-year period in 33% installments beginning with the first anniversary following the grant date.
(4)    The market value is the product of $108.65, the closing price of our common shares on the NYSE on March 31, 2025, and the number of unvested stock awards.
(5)    This column includes the restricted stock units as if they were earned at the target level for the April 1, 2022 through March 31, 2025, April 1, 2023 through March 31, 2026 or April 1, 2024 through March 31, 2027 performance period, as applicable. The number of restricted stock units earned for these open performance periods will be determined at the end of each performance period.
(6)    The market value of the equity awards that have not vested is calculated by multiplying the number of units of stock that have not vested by the closing price of our common stock on March 31, 2025, which was $108.65.
Option Exercises and Stock Vested for Fiscal Year 2025
The following table sets forth for each NEO the exercises of stock options and the vesting of stock awards during fiscal year 2025:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise #	Value Realized on Exercise (1) $	Number of Shares Acquired on Vesting (2) #	Value Realized on Vesting (1) $
D. Scott Barbour	85,938	12,603,570	46,695	8,217,123
Scott A. Cottrill	73,207	10,901,023	12,091	2,127,784
Darin S. Harvey	6,872	446,941	5,982	1,052,655
Kevin C. Talley	—	—	5,879	1,034,583
Craig J. Taylor	—	—	2,367	416,806
(1)    Amounts shown represent (i) with respect to option awards, the difference between the closing price of our common shares on the NYSE on the date of the options’ exercise and the option exercise price, and (ii) with respect to stock awards, the value of the restricted shares that vest based on the closing price of our common shares on the NYSE on the date (or the closing price of our common shares on the NYSE on the next business day in the event the NYSE was closed on the vesting date) the shares vested. The foregoing values do not necessarily equate to cash realized from the sale of shares acquired upon the exercise of options or vesting of restricted stock as shares were not sold on exercise or upon vesting but continue to be held by the NEO.
(2)    Amounts shown include the the total number of shares of restricted stock that vested during fiscal year 2025 and the performance-based awards earned under the long-term incentive plan for three year period ending March 31, 2025. Restricted stock grants vest over a three-year period in 33% installments beginning with the first anniversary following the grant date.
Pension Benefits and Nonqualified Deferred Compensation for Fiscal Year 2025
We do not provide any defined benefit plans or nonqualified deferred compensation plans to our NEOs.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee.
In fiscal year 2025, we completed the process to identify the median employee at ADS. The fiscal year 2025 median employee identification assessment involved examining the annualized base rate for all individuals (excluding our CEO) who were employed by us in the United States and Canada on March 31, 2025, the last day of fiscal year 2025. We included all employees, whether employed on a full-time and part-time basis. We excluded employees from joint ventures in Mexico and South America, along with small sales group working in Europe and the Middle East. We chose our median employee after considering employment tenure and compensation stability. The median employee’s annual total compensation for the period of April 1, 2024 to March 31, 2025 was used in the fiscal year 2025 CEO pay ratio calculation.
Mr. Barbour served in the capacity of Advanced Drainage Systems, Inc. CEO for the entire period of April 1, 2024 to March 31, 2025 (fiscal year 2025).

In fiscal year 2025, Mr. Barbour’s annual total compensation was $7,398,322, while the median employee’s annual total compensation was $76,200.
As a result, the calculated ratio of the CEO’s annual total compensation to the median employee annual total compensation is 97 to 1. The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Pay-Versus-Performance (PVP)
The SEC has adopted a rule requiring annual disclosure of pay-versus-performance which shows the relationship between executive compensation actually paid and the Company’s performance. The following pay versus performance disclosure is based on upon permitted methodology, pursuant to the SEC guidance under Item 402(v) of Regulation S-K.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO [1,3]	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs [3]	Total Shareholder Return	Peer Total Shareholder Return [2]	Net Income ($mm)	Adjusted EBITDA ($mm)
2025	$7,398,322	$(4,844,893)	$1,945,932	$(313,725)	$378	$278	$453	$889
2024	8,315,222	29,365,753	2,264,976	6,151,222	596	299	513	923
2023	6,976,773	(539,260)	1,820,679	84,472	290	207	511	904
2022	6,388,700	16,344,430	1,709,479	3,865,384	407	192	275	676
2021	6,078,864	38,821,108	1,713,851	8,321,255	353	190	226	567
(1) Principal executive officer (PEO) is D Scott Barbour, who began serving as our president and chief executive officer in September 2017.
(2) Peer Total Shareholder Return reflects S&P 400 Capital Goods index.
(3) To calculate Compensation Actually Paid (CAP) for the PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown below:

	Fiscal Year 2025		Fiscal Year 2024		Fiscal Year 2023		Fiscal Year 2022		Fiscal Year 2021
Adjustments	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Amounts reported the "Stock Awards" and "Option Awards" in Summary Compensation Table for applicable fiscal year	$(5,396,526)	$(1,064,251)	$(4,946,342)	$(997,831)	$(4,200,837)	$(805,648)	$(3,789,942)	$(607,681)	$(3,386,598)	$(604,539)
Year End Fair Value of Current Year Unvested Equity Awards	1,419,825	293,718	13,620,257	2,747,581	3,511,133	673,375	4,297,095	688,997	9,409,538	1,679,691
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	(8,514,040)	(1,522,727)	10,890,080	1,830,979	(4,401,548)	(756,891)	7,874,554	1,837,437	23,592,511	5,273,729
Year over Year Change in Fair Value of Equity Awards Granted in Prior Year that Vested in the Year	154,079	21,005	1,392,683	290,990	(2,977,146)	(945,850)	910,792	158,396	3,062,098	254,716
Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	93,447	12,599	93,853	14,527	552,364	98,807	663,232	78,755	64,695	3,807
Total Adjustments	$(12,243,215)	$(2,259,656)	$21,050,531	$3,886,246	$(7,516,034)	$(1,736,207)	$9,955,731	$2,155,904	$32,742,244	$6,607,404
Following non-PEO named executive officers are included in the average figures shown:
2021: Scott Cottrill, Roy Moore, Ron Vitarelli, Robert Klein

2022: Scott Cottrill, Roy Moore, Darin Harvey, Kevin Talley
2023: Scott Cottrill, Roy Moore, Darin Harvey, Kevin Talley
2024: Scott Cottrill, Darin Harvey, Michael Huebert, Kevin Talley
2025: Scott Cottrill, Darin Harvey, Kevin Talley, Craig Taylor
Relationship between CAP and TSR
The charts below reflect the relationship between the PEO and Average Non-PEO NEOs CAP (per the SEC’s definition), ADS TSR and the Peer Group—the S&P 400 Capital Goods Index.

Compensation Actually Paid versus Total Shareholder Return
Indexed Total Shareholder Return
Compensation Actually Paid ($mm)
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$40
$35
$30
$25
$20
$15
$10
$5
$0
-$5
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CAP - PEO
CAP - Other NEOs
Company TSR
Peer TSR

Relationship between CAP and Net Income (GAAP)
The charts below reflect the relationship between the PEO, Average Non-PEO NEOs CAP and ADS GAAP net income.

Compensation Actually Paid versus Net Income
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
Net Income ($mm)
$40
$35
$30
$25
$20
$15
$10
$5
$0
-$5
Compensation Actually Paid ($mm)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CAP - PEO
CAP - Other NEOs
Net Income

Relationship between CAP and Adjusted EBITDA
The charts below reflect the relationship between the PEO, Average Non-PEO NEOs CAP and ADS Adjusted EBITDA.

Compensation Actually Paid versus Adjusted EBITDA
Adjusted EBITDA ($mm)
Compensation Actually Paid ($mm)
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
-$5
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
CAP - PEO
CAP - Other NEOs
Adjusted EBITDA ($mm)

Required Tabular Disclosure of Most Important Measures to Determine Fiscal Year 2025 CAP
Listed below are the most important measures used to determine compensation actually paid in fiscal year 2025.

Performance Measure
Adjusted EBITDA
Net Sales
Return on Invested Capital (ROIC)
Cash from Operations (CFO)
Employment Agreements
Messrs. Barbour, Cottrill, Harvey, Talley and Taylor have each entered into employment agreement with us, which were negotiated between each NEO and us at arms-length. Certain elements of the compensation payable to our NEOs are set forth in these employment agreements, including initial base salary (subject to periodic adjustment) and scope of incentive compensation and benefits. These employment agreements also require us to make certain payments upon termination or change in control, as set forth below in “— Potential Payments upon Termination or Change in Control.”
D. Scott Barbour. On September 1, 2017, we entered into an executive employment agreement with Mr. Barbour, our President and Chief Executive Officer. The terms of Mr. Barbour’s employment agreement provide for an annual base salary and he is entitled to receive annual incentive compensation. Mr. Barbour's annual base salary for fiscal year 2025 was $1,050,000, effective June 1, 2024. Under the agreement, Mr. Barbour is entitled to certain standard benefits, including vacation, sick leave, and life and long and short term disability insurance. Mr. Barbour will also receive certain perquisites consistent with those provided to other senior executive officers, including reimbursement for pre-approved country club or fitness membership dues. Mr. Barbour is also eligible for pre-approved personal use of Company-owned or leased aircraft, subject to reimbursement to the Company of the variable cost of the aircraft for all occupied flight hours associated with routine personal usage. The employment agreement continues until terminated by Mr. Barbour or the Company. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Barbour that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.

Scott A. Cottrill. On November 9, 2015, we entered into an employment agreement with Mr. Cottrill, our Chief Financial Officer. The employment agreement provided for an initial employment period ending March 31, 2018. Beginning on January 1, 2018 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Cottrill’s annual base salary for fiscal year 2025, effective June 1, 2024 was $615,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Cottrill that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.
Darin S. Harvey. On October 15, 2018, we entered into an employment agreement with Mr. Harvey, our Executive Vice President, Supply Chain. The employment agreement provides for an employment period until termination pursuant to its terms. Mr. Harvey’s annual base salary for fiscal year 2025, effective June 1, 2024 was $475,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Harvey that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.
Kevin C. Talley. On November 10, 2016, we entered into an employment agreement with Mr. Talley, our Executive Vice President & Chief Administrative Officer. The employment agreement provides for an initial employment period ending March 31, 2019. Beginning on January 1, 2019 and each January 1 thereafter, the then remaining term of the employment agreement will be extended automatically for an additional one-year period until termination pursuant to its terms, including termination by either party through notice prior to the January 1 renewal date. Mr. Talley’s annual base salary for fiscal year 2025, effective June 1, 2024 was $500,000, and he is entitled to receive annual incentive compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Talley that apply during his employment and within a period of two years following the termination of his employment with us. It also includes a confidentiality covenant of indefinite duration.

Craig J. Taylor. On June 1, 2023, we entered into an employment agreement with Mr. Taylor, our Executive Vice President, Infiltrator Water Technologies. The employment agreement provides for an employment period until termination pursuant to its terms. Mr. Taylor’s annual base salary for fiscal year 2025, effective June 1, 2024 was $465,000, and he is entitled to receive annual compensation. The employment agreement also contains customary non-competition and non-solicitation covenants of Mr. Taylor that apply during his employment and within a period of two years following the termination of his employment with us and a confidentiality covenant of indefinite duration.
Potential Payments upon Termination or Change in Control
We have outstanding employment agreements with each of our NEOs as described above under “— Employment Agreements” which require the payment of certain benefits to each NEO under certain circumstances.
Our employment agreement with Messrs. Barbour, Harvey and Taylor provide that in the event either executive terminates his employment for good reason or such executive is terminated by the Company for no reason or any reason other than cause, death or disability, the executive shall be entitled to receive payments and benefits as follows:
•For a period of time following the termination date (24 months in the case of Mr. Barbour and 18 months in the case of Messrs. Harvey and Taylor), we will continue to pay the executive’s base salary, and
•after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s prorated bonus for the fiscal year.
For the purpose of each executive’s employment agreement, “good reason” includes (i) a material reduction in salary; (ii) our action which would adversely affect the executive’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce the executive’s participation in, or materially reduces the maximum potential incentive compensation available to him under any of our material incentive compensation plan or program; (iv) the assignment of the executive to a position of a materially lesser status or degree of responsibility; (v) the assignment of the executive to a primary work location (A) outside the United States or (B) at which (I) neither we nor any of our affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of the executive to perform his duties and responsibilities to the Company is materially impaired; or a breach by us of any of our material covenants or agreements contained in the executive’s employment agreement. The term “cause” includes (i) substantial and material non-performance of his duties, continued, willful insubordination or other willful and material failure to adhere to any policy of the Company or any of its affiliates; (ii) the willful misappropriation (or attempted willful misappropriation) of any of the funds or property of the Company or any of its affiliates; or (iii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, (A) a felony, (B) the equivalent thereof, (C) any other crime with respect to which active imprisonment is imposed, or (D) any other crime involving theft, willful misappropriation, embezzlement, fraud or dishonesty.
Our employment agreements with Messrs. Cottrill and Talley identify the following as specified circumstances that would require the payment of certain benefits:
•termination by us at the end of the executive’s initial employment period or renewal period by giving three-month notice,
•termination by us for cause by notice to the executive. “Cause” includes the executive’s non-performance of duties, failure to adhere to our policies, misappropriation of our property, conviction of a felony or equivalent, or other crimes subject to possible imprisonment or involving theft, misappropriation, embezzlement, fraud or dishonesty,
•death or disability,
•termination by the executive at the end of the executive’s initial employment period or renewal period by giving three-month notice, if the executive will have attained the age of 65 years on the employment termination date,
•termination by the executive upon our breach of a material covenant in the employment agreement and failure to cure after receiving notice of such breach,
•termination by the executive for good reason, which includes the following without the executive’s consent: (i) a reduction in base salary; (ii) our action which would adversely affect the executive’s participation in, or materially reduce his benefits under, any material benefit plan or equity incentive plan; (iii) our action which would adversely affect or reduce the executive’s participation in, or materially reduces the target potential incentive compensation available to the executive under any of our material incentive compensation plan or program; (iv) the assignment of the executive to a position of a materially lesser status or degree of responsibility; or (v) the assignment of the executive to a primary work location (A) outside the United States or (B) at which (I) neither we nor our affiliates maintain a significant manufacturing facility or significant office or (II) by virtue of such location, the ability of the executive to perform his duties is materially impaired, and
•termination by us for no reason or for any reason other than mutual agreement for termination or termination for cause.
In the event of termination as a result of the specified circumstances (except for termination for Cause) described above, each of Messrs. Cottrill and Talley shall be entitled to receive payments and benefits as follows:
•for the 18 months following the termination date, we will continue to pay the executive’s base salary, subject to reduction by the proceeds actually paid to the executive under any disability insurance policies maintained by us if the termination is due to the executive’s disability, and
•after the conclusion of our fiscal year in which the termination occurs, we will make a lump sum cash payment in an amount equal to the executive’s prorated bonus for the fiscal year.
For each of our NEOs, the payment of the above 24 or 18 months base salary is conditioned upon the executive’s release of claims against us.
Our stock option agreements with each NEO under the 2013 Plan provide that (i) upon death or disability of the executive, all the options may be exercised during the one-year period commencing on the date of the executive’s death or disability and (ii) upon termination of employment of the executive for any reason other than for death, disability or for cause, all the vested options may be exercised during the three-month period commencing on the employment termination date. Our stock option agreements with each NEO under the 2017 Omnibus Incentive Plan, as amended (the “2017 Incentive Plan”)

provide that (i) upon death or disability of the executive, all the options may be exercised during the one-year period commencing on the date of the executive’s death or disability and (ii) upon termination of employment of the executive for any reason other than for cause, (a) the Compensation Committee may, in its discretion, vest any unvested options and (b) all vested options may be exercised during the three-month period commencing on the employment termination date. The restricted shares, options and time-based portion of performance-based restricted stock units granted to our NEOs under the 2017 Incentive Plan will vest upon death or disability and may, in the Compensation Committee’s discretion, vest upon termination by the Company other than for cause.
Change in Control. Under the 2013 Plan, our stock option agreements with the executives provide that all the options may be exercised by the executives commencing at the time of a “change in control.” A “change in control” for this purpose refers to the occurrence of a transaction or series of transactions following which less than a majority of the voting power of us a successor entity is held by the persons who hold the same with respect to us immediately prior to such transaction or series of transactions.
Equity awards made pursuant to the 2017 Incentive Plan are subject to “double-trigger” acceleration upon a “change in control.” Specifically, the 2017 Incentive Plan provides that in the event stock options, restricted shares or restricted stock units are assumed or continued in connection with a change in control transaction and employment is terminated without cause or for good reason within twenty-four (24) months of such change in control, (i) all stock options and restricted shares will vest and become exercisable and (ii) with respect to restricted stock units, all performance goals and/or other vesting criteria shall be deemed achieved at one hundred percent of target levels. In the event of a change in control transaction in which stock options, restricted shares and restricted stock units are not assumed or continued, all such awards may, in the Compensation Committee’s discretion, vest and become exercisable.
Potential Payment. The following table sets forth the payments and benefits that would be received by each NEO in the event a termination of employment or a change-in-control of the Company had occurred on March 31, 2025, over and above any payments or benefits he otherwise would already have been entitled to or vested in on such date under any employment contract or other plan of the Company. The NEO would receive other payments and benefits as well upon termination of employment to which he was already entitled or vested in on such date. The actual amounts to be paid can only be determined at the time of such NEO’s separation from us and could therefore be more or less than the amounts set forth below. For the purposes of the calculations in the table, payments that would be made over time have been presented as a lump sum value.

Name	Severance Payment $	Bonus Payment (4) $	Value of Accelerated Equity (5) $	Total $
D. Scott Barbour
Specified Circumstances (1)	$2,100,000	$895,913	$8,853,671	$13,268,867
Other Terminations (2)	$—	$—	$9,159,776	$9,159,776
Change in Control (3)	$—	$—	$8,853,671	$8,853,671

Scott A. Cottrill
Specified Circumstances (1)	$922,500	$356,829	$3,314,736	$5,226,240
Other Terminations (2)	$922,500	$356,829	$—	$1,911,504
Change in Control (3)	$—	$—	$2,687,458	$2,687,458

Darin S. Harvey
Specified Circumstances (1)	$712,500	$226,965	$1,381,267	$2,725,400
Other Terminations (2)	$—	$—	$1,687,900	$1,687,900
Change in Control (3)	$—	$—	$1,381,267	$1,381,267

Kevin C. Talley
Specified Circumstances (1)	$750,000	$238,910	$1,766,480	$3,174,431
Other Terminations (2)	$750,000	$238,910	$—	$1,407,951
Change in Control (3)	$—	$—	$1,431,898	$1,431,898

Craig J. Taylor
Specified Circumstances (1)	$697,500	$394,213	$1,016,964	$2,310,083
Other Terminations (2)	$—	$—	$1,048,551	$1,048,551
Change in Control (3)	$—	$—	$1,016,964	$1,016,964

(1)    In the case of Messrs. Barbour, Harvey and Taylor, Specified Circumstances include termination by the executive of his employment for good reason or termination by the Company for no reason or any reason other than cause, death or disability (as all such terms are defined in the executive’s employment agreement); provided that the executive’s equity awards will not accelerate if he elects to terminate his employment for good reason. In the case of Messrs. Cottrill and Talley, Specified Circumstances include termination (i) by the Company at the end of the respective employment period, (ii) upon the death of the respective NEO, (iii) upon the disability of the respective NEO, and (iv) by the Company for no reason or any other reason other than mutual agreement or termination for cause.
(2)    In the case of Messrs. Barbour, Harvey and Taylor, Other Terminations include termination upon death or disability. In the case of Messrs. Cottrill and Talley, Other Terminations include termination (i) by the NEO at the end of the respective employment period if such NEO has obtained the age of sixty-five (65), (ii) by the NEO following a breach by the Company of any of its material covenants or agreements contained in the NEO’s employment agreement not otherwise cured and (iii) by the NEO for good reason (as such term is described above).
(3)    The Company does not provide special change-in-control benefits to NEOs. The Company’s only change-in-control arrangement is accelerated vesting of certain equity awards. No NEO is entitled to any payment or accelerated benefit in connection with a change-in-control of the Company, except for accelerated vesting of stock options granted, restricted stock granted and restricted stock units granted under the 2017 Incentive Plan. Change-in-Control is defined above. The stock options, restricted shares and restricted stock units granted to Mr. Barbour under the 2017 Incentive Plan may, in the Compensation Committee’s discretion, vest and become exercisable in the event such awards are not assumed or continued or, if the stock options are assumed or continued, in the event Mr. Barbour’s employment is terminated without cause or for good reason within twenty-four (24) months of such change in control.
(4)    Amount reflects accrued bonus for fiscal year 2025.
(5)    Amounts include the acceleration of stock options, calculated by multiplying the number of shares underlying each stock option whose vesting would be accelerated or that would vest during the notice period, as the case may be, by the difference between $108.65, the closing price of our common shares on the NYSE on March 31, 2025, and the exercise price of the in-the-money accelerated stock options. Acceleration of restricted stock are also included and were calculated by multiplying the number of shares underlying each unit of restricted stock whose vesting would be accelerated by $108.65. Acceleration of restricted stock units are also included and were calculated by multiplying the number of restricted stock units held by the NEO, assuming achievement of the applicable performance goal at 100% of the target, by $108.65.
Equity-Based Incentive Plans
Prior Plan
Outstanding stock option awards made by the Company prior to fiscal year 2018 are governed by the 2013 Stock Option Plan, as described below. No further awards will be made under the 2013 Stock Option Plan.
2013 Stock Option Plan
The purpose of the 2013 Plan is to afford an incentive to, and encourage stock ownership by, our officers and other key employees so that such employees may acquire or increase their proprietary interest in our success and be encouraged to remain in our employ. Options granted pursuant to the 2013 Plan will not constitute incentive stock options for the federal income tax purposes unless expressly designated by our Board. Any option granted pursuant to the 2013 Plan must be granted within 10 years from the effective date of its adoption.
Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2013 Plan was 3,323,142, subject to adjustment in the event of changes in our capitalization. As of March 31, 2025, options to purchase 86,039 shares of our common stock were still outstanding and no shares of our common stock were available for future grant under the 2013 Plan. On May 7, 2014, our Board authorized an amendment to the 2013 Plan that increased the maximum aggregate number of shares available to be issued under the 2013 Plan by 969,642 shares from 2,353,500 shares to 3,323,142 shares. The maximum aggregate fair market value (determined as of the time the option is granted) of all stock with respect to which incentive stock options may be exercisable by an optionee for the first time in any calendar year under the 2013 Plan and any of our other incentive stock option plans cannot exceed $100,000. Shares issued under the 2013 Plan may be authorized and unissued shares or shares held by us in our treasury.
Administration. Our Board administers the 2013 Plan. Subject to the provisions of the 2013 Plan, the Board has the discretion to determine the employees to be granted options and the number of shares subject to each option (except that options granted to members of the Board are subject to the approval of a majority of our disinterested directors), the time to grant options, the option price, the time and duration to exercise the options. Subject to the terms of the 2013 Plan, the Board also has the discretion to specify additional conditions to the grant and exercise of any option as well as interpret the provisions of, and any option granted under, the 2013 Plan.
Eligible Employees. Options will be granted to our officers and other key employees as our Board selects from time to time. However, for any incentive stock options, (i) no employee can be granted an option if such employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of ours or of any of our subsidiaries unless the option price is at least 110% of the fair market value of the underlying shares and such option is not exercisable after the expiration of five years from the date such option is granted, and (ii) such employees must execute a non-competition and non-disclosure agreement in order to receive grant of the options.
Terms and Conditions of Options. Each option will be evidenced by a written option agreement in such form as approved by our Board. The option agreement may contain conditions for grant of options (such as an employee’s entry into an employment agreement with us or such employee’s agreement on continued employment with us) and adjustment of the underlying shares upon changes in our capitalization. The option agreement shall set forth the number of underlying shares, option price no less than 100% of the fair market value of the underlying share as of the date of grant, period of exercise no longer than 10 years after the date of grant, and dates and conditions for exercise of the option. The option price may be paid in cash, shares of our common stock, a combination of cash and shares or such other consideration as determined by our Board. Prior to August 12, 2014, when our Board terminated the reload feature of the 2013 Plan, if an optionee exercised an option and paid some or all of the option price with shares of our common stock, such optionee was granted a reload option to purchase the number of shares equal to the number of shares used as payment of the option price, subject to adjustment made pursuant to the limitations on the number of shares available for grant under the 2013 Plan. Option awards under the 2013 Plan did not fully vest or further accelerate upon completion of our IPO.
Amendment. Our Board may, with respect to any shares of our common stock not subject to options at such time, discontinue or amend the 2013 Plan in any respect as it deems advisable. However, without the approval of our stockholders, the Board cannot increase the aggregate number of shares subject to the 2013 Plan, change the eligibility of employees for participation in the 2013 Plan, issue options with an option price of less than 100% of the fair market value of the shares, or make other amendments which will cause options issued to fail to qualify as incentive stock options for the federal income tax purposes.
2017 Omnibus Incentive Plan
The 2017 Incentive Plan governs any equity award grant made on or after April 1, 2017. The 2017 Incentive Plan implements an important part of our compensation philosophy regarding paying for performance. The 2017 Incentive Plan allows us to continue to provide an appropriate mix of compensation and provide management and the compensation and management development committee with flexibility and discretion to evolve our compensation philosophy, awards and program from year to year.
Types of Awards. The 2017 Incentive Plan provides for the award of stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), phantom stock, cash-based awards, performance awards (which may take the form of performance cash, performance units or performance shares) and other stock-based awards. Subject to the terms of the 2017 Incentive Plan, the compensation and management development committee has discretion to determine the form and amount of the award, and the terms and conditions under which the award is granted. Under no circumstances may the compensation and management development committee award options or grants in excess of the share pool then available.
Eligible Participants. Persons eligible to participate in the 2017 Incentive Plan include employees of the Company and its subsidiaries, non-employee directors, consultants and advisors, as selected by the compensation and management development committee.
Shares Under the Plan. The maximum aggregate number of shares available to be issued under the 2017 Incentive Plan is 5,000,000, subject to adjustment in the event of changes in our capitalization. As of March 31, 2025, options to purchase 978,763 shares of our common stock were still outstanding and 1,767,278 shares of our common stock were available for future grant under the 2017 Incentive Plan.
Plan Administration. The 2017 Incentive Plan is administered by the compensation and management development committee.
Limitations on Individual Awards. No individual may (a) be granted stock options (nonqualified & incentive stock options) and SARs during any 12-month period with respect to more than 1,000,000 shares; (b) be granted other share-based awards during any calendar year with respect to more than 500,000 shares that may be earned for each 12 months in the vesting period or performance period; or (c) receive awards denominated in cash during any calendar year having an aggregate dollar value in excess of $5 million that may be earned for each 12 months in the performance period. The foregoing limits, contained in Section 11.5 of the 2017 Incentive Plan, apply only to awards intended to comply with the performance-based compensation exception under Internal Revenue Code Section 162(m) that provides the Company with tax deductions for eligible performance-based compensation paid to certain employees in excess of $1 million. The 2017 Incentive Plan authorizes the compensation and management development committee to grant awards that are not subject to such limits if such committee does not intend such awards to qualify for the Internal Revenue Code
Section 162(m) performance-based compensation exception. The Internal Revenue Code Section 162(m) performance- based compensation provisions of the 2017 Incentive Plan no longer apply to such performance awards since the Tax Cuts and Jobs Act of 2017 repealed such performance-based compensation tax deductions except for performance- based compensation awards pursuant to a written binding contract in effect on November 2, 2017 that wasn’t subsequently materially modified. There were no Internal Revenue Code Section 162(m) performance-based compensation awards made under the 2017 Incentive Plan pursuant to a written binding contract in effect on November 2, 2017. In addition, during no fiscal year shall the aggregate amount of all compensation granted to a non-employee director exceed $500,000.
Retirement and Stock Ownership Plan
The Company has a tax-qualified defined contribution retirement plan with a 401(k) plan portion and an employee stock ownership plan portion covering substantially all U.S. eligible employees of the Company and its subsidiaries. Effective as of April 1, 2022, the Advanced Drainage Systems, Inc. Employee Stock Ownership Plan (“ESOP”) was merged into and with the Advanced Drainage Systems, Inc. Retirement Plan (formerly named the Advanced Drainage Systems, Inc. Profit Sharing Retirement Plan) creating the Advanced Drainage Systems, Inc. KSOP. The KSOP contains an ESOP portion and a 401(k) portion called the Non-ESOP portion. Eligible employees can actively participate in the 401(k) portion of the KSOP and make contributions by payroll deductions, thereby entitling them to share in matching employer contributions. The ESOP portion of the KSOP is limited to employees who were participants in the ESOP prior to April 1, 2022, of which Messrs. Barbour, Cottrill, Harvey and Talley were participants. For a description of the KSOP, see Note 13 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K, for the fiscal year ended March 31, 2025.
AUDIT COMMITTEE MATTERS
PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2026
Deloitte & Touche LLP served as independent registered public accounting firm to the Company in fiscal year 2025 and has been selected to serve in such capacity in fiscal year 2026. The Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the 2025 Annual Meeting.
Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm in the future. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding that the stockholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the stockholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
The affirmative vote of a majority of the shares present or participating by proxy and entitled to vote is required for approval. Abstentions will have the same effect as votes against the proposal. This proposal is a discretionary item and, thus, NYSE member brokers that do not receive instructions from beneficial owners may vote your shares in their discretion. Therefore, there will be no broker non-votes on this proposal.

Board Recommendation
The Board recommends that you vote “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending March 31, 2026. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
Appointment of Independent Registered Public Accounting Firm
The Audit Committee has sole responsibility for appointing the Company’s independent registered public accounting firm, but will consider the outcome of the stockholder vote on ratification of any appointment.
Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2003 and is expected to continue as the Company’s auditors for the fiscal year 2026. In accordance with its responsibilities under its charter and the NYSE listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the 2025 Annual Meeting via webcast. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Fees
The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of the Company’s financial statements and internal control over financial reporting. In addition, the Audit Committee must preapprove all audit, audit-related and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.
For the fiscal years ended March 31, 2025 and 2024, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates billed or will bill the Company fees as follows:

Fiscal Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2025	$3,134,000	$—	$16,000	$4,000
2024	$2,946,000	$35,000	$12,500	$4,000
Fees noted in “Audit Fees” in fiscal years 2025 and 2024 represent fees for the audits of the annual consolidated financial statements as of and for the years ending March 31, 2025 and 2024; and reviews of the interim financial statements included in quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory filings.
“Audit-Related Fees” in fiscal years 2025 and 2024 represent fees related to work performed in connection with registration statements and other correspondence with the SEC.
“Tax Fees” in fiscal years 2025 and 2024 represent fees for international tax compliance services.
Fees noted in “All Other Services” in fiscal years 2025 and 2024 represent an annual subscription for access to the online accounting research tool of Deloitte.
The Audit Committee has approved all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended March 31, 2025. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte & Touche LLP concerning independence and has discussed with Deloitte & Touche LLP their independence.
Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, for filing with the SEC.

Respectfully submitted,

Manuel J. Perez de la Mesa, Chair Alexander R. Fischer Tanya D. Fratto Kelly S. Gast M.A. (Mark) Haney Luther C. Kissam IV

STOCK OWNERSHIP INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership by Directors and Executive Officers
The following table sets forth beneficial ownership of shares of common stock of the Company by (i) persons believed by us to beneficially own more than 5% of the outstanding shares, based on our review of SEC filings, (ii) all directors and nominees, (iii) the named executive officers included in the Summary Compensation Table in this Annual Report on Form 10-K, and (iv) all directors, nominees, and executive officers as a group (as of May 8, 2025).

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% Stockholders
BlackRock, Inc.(1) 50 Hudson Yards New York, NY 10001	7,862,895	10.11%
The Vanguard Group (2) 455 Devon Park Drive Valley Forge, PA 19087f	6,870,070	8.83%
KSOP (3) c/o Advanced Drainage Systems, Inc. 4640 Trueman Boulevard Hilliard, Ohio 43026	5,464,241	7.02%
Directors and Named Executive Officers (not listed above):
D. Scott Barbour (4)	729,882	*
Scott A. Cottrill (5)	191,713	*
Darin S. Harvey (6)	22,022	*
Craig J. Taylor (7)	16,464	*
Kevin C. Talley (8)	93,201	*
Anesa T. Chaibi	6,458	*
Michael B. Coleman	10,551	*
Robert M. Eversole (9)	60,645	*
Alexander R. Fischer	15,324	*
Tanya Fratto	28,312	*
Kelly S. Gast	5,904	*
M.A. (Mark) Haney	7,066	*
Luther C. Kissam IV	842	*
Manuel J. Perez de la Mesa	21,321	*
Anil Seetharam	13,687	*
All directors, nominees and executive officers as a group (18 persons) (10)	1,273,263	1.63%
*    Less than 1%

(1) We obtained the information regarding share ownership from the Schedule 13G/A filed August 7, 2024 by BlackRock, Inc., which reported sole voting power as to 7,490,710 shares of common stock, no shared voting power as to shares of common stock, sole dispositive power as to 7,862,895 shares of common stock and no shared dispositive power as to shares of common stock as of July 31, 2024.
(2) We obtained the information regarding share ownership from the Schedule 13G/A filed February 13, 2024 by The Vanguard Group, which reported no sole voting power as to shares of common stock, shared voting power as to 35,493 shares of common stock, sole dispositive power as to 6,759,985 shares of common stock and shared dispositive power as to 110,085 shares of stock as of December 29, 2023.
(3) Consists of shares of common stock held in the KSOP.
(4) Includes (i) 19,627 restricted shares of common stock owned by Mr. Barbour as to which Mr. Barbour has sole voting power, (ii) 16,997 shares of common stock held in KSOP, (iii) 69,491 shares held by Mr. Barbour’s revocable trust, (iv) 6,495 shares held by a revocable trust for the benefit of Mr. Barbour’s spouse, of which Mr. Barbour has shared voting and investment power, (v) 98,805 shares held by Mr. Barbour’s irrevocable trust, (vi) 69,005 shares held by an irrevocable trust for Mr. Barbour’s spouse, of which Mr. Barbour has shared voting and investment power, (vii) 51,478 shares held in a grantor retained annuity trusts of which Mr. Barbour is trustee, and (viii) 397,984 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of the date of this table).
(5) Includes, with respect to Scott A. Cottrill, 85,619 shares of common stock directly owned by Mr. Cottrill, 5,997 restricted shares of common stock owned by Mr. Cottrill as to which Mr. Cottrill has sole voting power, 17,469 shares of common stock held in KSOP, 82,503 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of the date of this table), and 125 shares of common stock by which

Mr. Cottrill has the right to acquire pursuant to the Company’s ESPP within 60 days of the date of this table, assuming the maximum number of shares permitted under the ESPP.
(6) Includes, with respect to Darin S. Harvey, 3,070 restricted shares of common stock owned by Mr. Harvey as to which Mr. Harvey has sole voting power, 15,233 shares of common stock held in KSOP, 3,594 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of the date of this table), and 125 shares of common stock by which Mr. Harvey has the right to acquire pursuant to the Company’s ESPP within 60 days of the date of this table, assuming the maximum number of shares permitted under the ESPP.
(7) Includes, with respect to Craig J. Taylor, 4,589 shares of common stock directly owned by Mr. Taylor, 2,290 restricted shares of common stock owned by Mr. Taylor as to which Mr. Taylor has sole voting power, 9,460 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of the date of this table), and 125 shares of common stock by which Mr. Taylor has the right to acquire pursuant to the Company’s ESPP within 60 days of the date of this table, assuming the maximum number of shares permitted under the ESPP.
(8) Includes, with respect to Kevin C. Talley, 49,499 shares of common stock directly owned by Mr. Talley, 3,199 restricted shares of common stock owned by Mr. Talley as to which Mr. Talley has sole voting power, 21,530 shares of common stock held in KSOP, 18,848 shares of common stock issuable upon the exercise of vested stock options (or vesting within 60 days of the date of this table), and 125 shares of common stock by which Mr. Talley has the right to acquire pursuant to the Company’s ESPP within 60 days of the date of this table, assuming the maximum number of shares permitted under the ESPP.
(9) Includes, with respect to Robert M. Eversole, 4,100 shares of common stock directly owned by Mr. Eversole and 56,545 shares of common stock held by Mr. Eversole’s revocable trust for the benefit of Mr. Eversole and his spouse and children.
(10) Includes Brian W. King, Bret Martz and Thomas J. Waun, Sr., each of which is an executive officer but not a named executive officer.
The following table sets forth information as of May 8, 2025 with respect to the beneficial ownership of shares of common stock held in the KSOP.

Title of Class	Shares Beneficially Owned	Percentage of Class
Common Stock Held in KSOP	5,464,241	7.02%
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes equity compensation plan information as of March 31, 2025 for the 2013 Stock Option Plan, the 2017 Omnibus Incentive Plan and the Employee Stock Purchase Plan, all of which are stockholder approved.

	Equity Compensation Plan Information
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)
Equity compensation plans approved by security holders	1,293,029	$67.32	2,097,245
Equity compensation plans not approved by security holders	—	$—	—
Total	1,293,029	$67.32	2,097,245
(1) Includes 379,960 shares available for issuance under the Employee Stock Purchase Plan.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We have entered into a registration rights agreement (the “Registration Rights Agreement”) with certain of our stockholders, including our former Chief Executive Officer. The Registration Rights Agreement grants to certain of our stockholders the right to cause us, generally at our own expense, to use our reasonable best efforts to register certain of our securities held by such stockholders for public resale, subject to certain limitations. In the event we register any of our common stock, certain of our stockholders also have the right to require us to use our reasonable best efforts to include in such registration statement shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for us to indemnify certain of our stockholders and their affiliates in connection with the registration of our common stock.
We have entered into indemnification agreements with our directors and senior officers. The indemnification agreements provide the directors and senior officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. The nominating and corporate governance committee of our Board will review related party transactions.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended March 31, 2025, or with respect to such fiscal year, all Section 16(a) filing requirements were met.
PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in detail under the heading “Compensation Discussion & Analysis” and in the compensation tables and narrative disclosures that accompany the compensation tables, the Company’s compensation program for the named executive officers is designed to attract, motivate and retain talented executives who will provide leadership for the Company’s success. Under this program, the named executive officers are rewarded for individual and collective contributions to the Company consistent with a “pay for performance” orientation. Furthermore, the executive officer compensation program is aligned with the nature and dynamics of the Company’s business, which focuses management on achieving the Company’s annual and long-term business strategies and objectives. The compensation and management development committee regularly reviews the executive compensation program to ensure that it achieves the desired goals of emphasizing long-term value creation and aligning the interests of management and stockholders through the use of equity-based awards. The Board has currently determined to hold the advisory vote on executive compensation each year, meaning that after the 2025 Annual Meeting of Stockholders, the next advisory vote on executive compensation will be held at the 2026 Annual Meeting.
The Company is asking the stockholders to indicate their support for the Company’s named executive officer compensation as described in this Proxy Statement. Accordingly, the Company asks the stockholders to vote “FOR” the following resolution at the 2025 Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders, including the Compensation Discussion & Analysis, the Summary Compensation Table and the other related tables and disclosure.”
This proposal is required by Section 14A of the Exchange Act, but as an advisory vote, this proposal is not binding upon the Company. However, the compensation and management development committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.
Vote Required
Although the vote is non-binding, the Company will consider the affirmative vote of the holders of a majority of shares present in person or represented by proxy and entitled to vote on the proposal as approval of the compensation of the Company’s named executive officers. Abstentions will have the same effect as a vote “against” this proposal and broker non-votes will have no effect on the outcome of this proposal.

Board Recommendation
The Board recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.
STOCKHOLDER PROPOSALS FOR 2026 ANNUAL MEETING
Any stockholder who intends to present a proposal at the 2026 Annual Meeting and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, no later than February 4, 2026, and must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the advance notice provisions in the Company’s Bylaws. These provisions require a stockholder to provide certain information required by the Company’s Bylaws with respect to each proposal, including (a) a description of the business to be brought before the meeting and the text of the proposal, (b) the stockholder’s reasons for conducting the business at the meeting, (c) biographical and share ownership information of the stockholder (and certain affiliates), and (d) descriptions of any material interests of the stockholder (and certain affiliates) in the proposed business and any arrangements between the stockholder (and certain affiliates) and another person or entity with respect to the proposed business.
Any stockholder who intends to present a proposal at the 2026 Annual Meeting other than for inclusion in the Company’s proxy statement and form of proxy must comply with the advance notice provisions in the Company’s Bylaws. In addition, these provisions require that such stockholder deliver the proposal to the Company at our headquarters at 4640 Trueman Boulevard, Hilliard, Ohio 43026, not less than ninety nor more than one hundred twenty calendar days prior to the first anniversary date of the preceding year’s annual meeting. Otherwise, such proposal will be untimely. Based on the current date of the 2025 Annual Meeting, a proposal for the 2026 Annual Meeting must be delivered no earlier than March 19, 2026 or later than April 18, 2026 to be timely. The Company reserves the right to exercise discretionary voting authority on the proposal if a stockholder submits the proposal earlier than March 19, 2026 or later than April 18, 2026.
MISCELLANEOUS
The Company will bear the cost of preparing this proxy statement, with the affiliated proxy materials and other instruments. The Company will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to the Company shares. Directors, officers and other employees of the Company, acting on its behalf, may also solicit proxies, for which they will not receive any additional compensation. Proxies may be solicited by mail, by telephone, by email or via the Internet. This Proxy Statement and the accompanying proxy will be made available to stockholders on or about June 4, 2025.
The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxies to vote the shares represented thereby on such matters in accordance with their best judgment.

ADVANCED DRAINAGE SYSTEMS, INC.

/s/ Scott A. Cottrill
Secretary
June 4, 2025

Annex A
Non-GAAP Financial Measures
This proxy statement contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results set forth below.
This proxy statement includes reference to Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP. This measure is not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.
The following table present a reconciliation of EBITDA and Adjusted EBITDA to Net Income, the most comparable GAAP measure, for each of the periods indicated.
Reconciliation of Adjusted EBITDA to Net Income

(Amounts in thousands)	2025	2024	2023	2022	2021
Net income	$452,573	$513,291	$511,353	$275,026	$226,090
Depreciation and amortization	183,281	154,903	145,149	141,808	145,586
Interest expense	91,803	88,862	70,182	33,550	35,658
Income tax expense	141,063	158,998	150,589	110,071	86,382
EBITDA	868,720	916,054	877,273	560,455	493,716
Loss (gain) on disposal of assets and costs from exit and disposal activities	3,858	(8,365)	4,397	3,398	4,275
Stock-based compensation expense	26,581	31,986	21,659	24,158	20,453
ESOP compensation expense	—	—	—	53,401	44,981
ESOP acceleration and special dividend compensation (a)	—	—	—	30,435	—
Transaction costs (b)	9,291	3,444	3,903	3,539	1,415
Interest income	(23,485)	(22,047)	(9,782)	(52)	(287)
Other adjustments (c)	4,263	1,875	6,512	708	2,402
Adjusted EBITDA	$889,228	$922,947	$903,962	$676,042	$566,955

(a)Includes the impact of two ESOP allocation events. In the fourth quarter of fiscal 2022, the approximately 0.3 million remaining unallocated shares of Preferred Stock were allocated on March 31, 2022 after repayment of the ESOP loan. In the first quarter of fiscal 2020, the Company paid a special dividend of $1.00 per share. The dividend was used to pay back a portion of the ESOP loan resulting in $246.8 million in additional stock-based compensation.
(b)Represents expenses recorded related to legal, accounting and other professional fees incurred in connection with business or asset acquisitions and dispositions.
(c)Includes fair value adjustments, foreign currency transaction (gains) losses, legal settlements, inventory step-up costs, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting, executive retirement expense (benefit), expenses in connection with our response to the COVID-19 pandemic, professional fees incurred in connection with our strategic growth and operational improvement initiatives and legal settlements.

SCAN TO VIEW MATERIALS & VOTE ADS ADVANCED DRAINAGE SYSTEMS, INC./WMS 4640 TRUEMAN BLVD. HILLIARD, OH 43026VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 16, 2025 for shares held directly and by 11:59 P.M.
Eastern Time on July 14, 2025 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WMS2025 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 16, 2025 for shares held directly and by 11:59 P.M. Eastern Time on July 14, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK IN AS FOLLOWS V75658-P34426 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED DETACH AND RETURN THIS PORTION ONLY

For Against Abstain DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ADVANCED DRAINAGE SYSTEMS, INC./WMS The Board of Directors recommends you vote FOR all of the nominees listed and FOR proposals 2 and 3. 1. Election of Directors For Against Abstain 1a. D. Scott Barbour 1b. Anesa T. Chaibi 1j. Manuel Perez de la Mesa 1c. Michael B. Coleman 1k. Anil Seetharam 1d. Robert M. Eversole 2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2026. 1e. Alexander R. Fischer 3. Approval, in a non-binding advisory vote, of the compensation for named executive officers. 1f. Tanya D. Fratto
1g. Kelly S. Gast 1h. M.A. (Mark) Haney 1i. Luther C. Kissam IV Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.V75659-P34426 ADVANCED DRAINAGE SYSTEMS, INC. Annual Meeting of Stockholders Thursday, July 17, 2025 10:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints D. Scott Barbour and Scott A. Cottrill, and either of them, with respect to any shares of common stock held by the undersigned as proxies to attend the Annual Meeting of Stockholders of the Company to be held virtually on Thursday, July 17, 2025 at 10:00 A.M., Eastern Time, and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors and FOR the recommendations of the Board of Directors on proposals 2 and 3.
IMPORTANT NOTICE TO PARTICIPANTS IN THE ADVANCED DRAINAGE SYSTEMS, INC. RETIREMENT AND STOCK OWNERSHIP PLAN This proxy also provides voting instructions for shares of the common stock held by the Trustee of the Advanced Drainage Systems, Inc. Retirement and Stock Ownership Plan and its related trust ("KSOP") and allocated to the accounts of certain KSOP participants, and directs such Trustee to vote all shares of the KSOP common stock held for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If no instructions are given or if your voting instructions are not received on or before 11:59 P.M. ET on July 14, 2025, the cut-off date for purposes of providing voting instructions for the KSOP common stock, the Trustee will vote the uninstructed shares of the KSOP common stock in proportion to the instructions received from other KSOP participants, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. Votes should be received by the Company's proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 P.M. ET on July 16, 2025, for shares of common stock to be voted and 11:59 P.M. ET on July 14, 2025, for the Trustee to vote the KSOP common stock. Broadridge will report separately to the proxies identified above and to the Trustee of the KSOP as to proxies received and voting instructions provided, respectively. Continued and to be signed on reverse side